
                                                                     EXHIBIT 2.1

================================================================================

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                              PLX TECHNOLOGY, INC.

                             HT ACQUISITION SUB, LLC

                                HINT CORPORATION,

                                       AND

                                  HERBERT CHANG

                             AS SHAREHOLDERS' AGENT

                                   May 6, 2003

================================================================================

                             Morrison & Foerster LLP
                               755 Page Mill Road
                               Palo Alto, CA 94304

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                                TABLE OF CONTENTS

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
                                                                                                    Page
ARTICLE I THE MERGER...........................................................................       1
     1.1     The Merger........................................................................       2
     1.2     Closing; Effective Time...........................................................       2
     1.3     Effect of the Merger..............................................................       2
     1.4     Certificate of Formation; Bylaws..................................................       2
     1.5     Manager and Officers..............................................................       2
     1.6     Effect on Capital Stock...........................................................       3
     1.7     Purchase Consideration Adjustment.................................................       5
     1.8     Earn-Out..........................................................................       7
     1.9     Surrender of Certificates.........................................................       9
     1.10    No Further Ownership Rights in Company Capital Stock..............................      11
     1.11    Tax and Accounting Consequences...................................................      11
     1.12    Withholding Rights................................................................      11
     1.13    Company Shareholder Loans.........................................................      11
     1.14    Legends...........................................................................      11
     1.15    Taking of Necessary Action; Further Action........................................      12

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY...........................................      12
     2.1     Organization, Standing and Power..................................................      13
     2.2     Capital Structure.................................................................      13
     2.3     Authority.........................................................................      14
     2.4     Financial Statements..............................................................      15
     2.5     Absence of Certain Changes........................................................      15
     2.6     Absence of Undisclosed Liabilities................................................      17
     2.7     Proceedings; Orders...............................................................      17
     2.8     Restrictions on Business Activities...............................................      18
     2.9     Governmental Authorization........................................................      18
     2.10    Title to Personal Property........................................................      18
     2.11    Intellectual Property.............................................................      19
     2.12    Environmental Matters.............................................................      20
     2.13    Taxes.............................................................................      21
     2.14    Employee Benefit Plans............................................................      23
     2.15    Certain Agreements Affected by the Merger.........................................      25
     2.16    Employee Matters..................................................................      25
     2.17    Interested Party Transactions.....................................................      27
     2.18    Insurance.........................................................................      27
     2.19    Compliance With Laws..............................................................      27
     2.20    Minute Books......................................................................      27
     2.21    Brokers' and Finders' Fees........................................................      27
     2.22    Voting Agreements; Irrevocable Proxies............................................      27
     2.23    Vote Required.....................................................................      27
     2.24    Board Approval....................................................................      28
     2.25    Inventory.........................................................................      28

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
     2.26    Accounts Receivable...............................................................      28
     2.27    Customers and Suppliers...........................................................      28
     2.28    Material Contracts................................................................      28
     2.29    No Breach of Material Contracts...................................................      30
     2.30    Material Third Party Consents.....................................................      30
     2.31    Real Property.....................................................................      30
     2.32    Information Statement.............................................................      30
     2.33    Export Control Laws...............................................................      31
     2.34    Bank Accounts.....................................................................      31
     2.35    No Trading........................................................................      32
     2.36    Representations Complete..........................................................      32

ARTICLE III [INTENTIONALLY OMITTED]............................................................      32

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.............................      32
     4.1     Organization, Standing and Power..................................................      32
     4.2     Capital Structure.................................................................      32
     4.3     Authority.........................................................................      33
     4.4     SEC Documents; Financial Statements...............................................      33
     4.5     Litigation........................................................................      34
     4.6     Broker's and Finders' Fees........................................................      34
     4.7     Representations Complete..........................................................      34

ARTICLE V CONDUCT PRIOR TO THE EFFECTIVE TIME..................................................      34
     5.1     Conduct of Business of Company....................................................      34
     5.2     Restriction on Conduct of Business of Company.....................................      35
     5.3     No Solicitation...................................................................      37

ARTICLE VI ADDITIONAL AGREEMENTS...............................................................      38
     6.1     Blue Sky..........................................................................      38
     6.2     Access to Information; Disclosure Schedule Updates................................      38
     6.3     Confidentiality...................................................................      39
     6.4     Public Disclosure.................................................................      40
     6.5     Consents; Cooperation.............................................................      40
     6.6     Affiliate Voting Agreement and Proxies and Holder Representation and
              Lock-Up Agreement................................................................      40
     6.7     Legal Requirements................................................................      40
     6.8     Company Options and Company Warrants..............................................      40
     6.9     Employees.........................................................................      42
     6.10    Termination of Employee Plans.....................................................      42
     6.11    Escrow Agreement..................................................................      43
     6.12    Form S-8..........................................................................      43
     6.13    Expenses..........................................................................      44
     6.14    Treatment as Reorganization.......................................................      44
     6.15    Best Efforts and Further Assurances...............................................      45
     6.16    Takeover Statutes.................................................................      45

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
     6.17    [Intentionally Omitted.]..........................................................      45
     6.18    Notices...........................................................................      45
     6.19    Waivers of Rights of First Refusal................................................      45
     6.20    Listing of Additional Shares......................................................      45
     6.21    [Intentionally Omitted.]..........................................................      45
     6.22    FIRPTA Certificate................................................................      45
     6.23    Resignation of Directors and Officers.............................................      46
     6.24    Issuance of Restricted Securities.................................................      46
     6.25    Registration Rights Agreement.....................................................      47
     6.26    Transfer Restrictions.............................................................      47
     6.27    Spreadsheet.......................................................................      48
     6.28    Indemnification of Officers and Directors.........................................      48
     6.29    Performance Bonus Pool............................................................      48

ARTICLE VII CONDITIONS TO THE MERGER...........................................................      49
     7.1     Conditions to Obligations of Each Party to Effect the Merger......................      49
     7.2     Additional Conditions to Obligations of Company...................................      49
     7.3     Additional Conditions to the Obligations of Parent................................      50

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER.................................................      53
     8.1     Termination.......................................................................      53
     8.2     Effect of Termination.............................................................      54
     8.3     Termination Fees..................................................................      54
     8.4     Amendment.........................................................................      54
     8.5     Extension; Waiver.................................................................      54

ARTICLE IX ESCROW AND INDEMNIFICATION..........................................................      54
     9.1     Indemnification...................................................................      55
     9.2     Limits on Indemnification.........................................................      56
     9.3     Escrow Fund.......................................................................      56
     9.4     Payment for Parent Damages........................................................      56
     9.5     Escrow Period.....................................................................      56
     9.6     Claims upon Escrow Fund...........................................................      57
     9.7     Objections to Claims..............................................................      57
     9.8     Resolution of Conflicts; Arbitration..............................................      57
     9.9     Shareholders' Agent...............................................................      58
     9.10    Actions of the Shareholders' Agent................................................      59
     9.11    Third-Party Claims................................................................      59
     9.12    Voting Rights and Cash Distributions With Respect to Escrow Shares................      60

ARTICLE X GENERAL PROVISIONS...................................................................      60
     10.1    Non-Survival at Effective Time....................................................      60
     10.2    Notices...........................................................................      60
     10.3    Interpretation....................................................................      61
     10.4    Counterparts; Facsimile Delivery..................................................      61
     10.5    Entire Agreement; Nonassignability; Parties in Interest...........................      61
     10.6    Severability......................................................................      62

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
     10.7    Remedies Cumulative...............................................................      62
     10.8    Governing Law.....................................................................      62
     10.9    Dispute Resolution................................................................      62
     10.10   Rules of Construction.............................................................      63

APPENDICES AND SCHEDULES

  Appendix 1       -    Index of Certain Definitions

Company Disclosure Schedules

  Schedule 2.2     -    Capital Structure
  Schedule 2.4     -    Financial Statements
  Schedule 2.5     -    Certain Changes
  Schedule 2.6     -    Undisclosed Liabilities
  Schedule 2.7     -    Company Proceedings and Orders
  Schedule 2.9     -    Governmental Authorizations
  Schedule 2.10    -    Personal Property
  Schedule 2.11    -    Intellectual Property
  Schedule 2.13    -    Taxes
  Schedule 2.14    -    Employee Benefit Plans
  Schedule 2.16    -    Employee Matters
  Schedule 2.18    -    Insurance Policies
  Schedule 2.22    -    Named Shareholders
  Schedule 2.27    -    Customers and Suppliers
  Schedule 2.28    -    List of Material Contracts
  Schedule 2.30    -    Material Third Party Consents
  Schedule 2.31    -    Real Property
  Schedule 2.34    -    Bank Accounts

Other Schedules

  Schedule 5.2     -    Exceptions to Restrictions on Conduct of Business of
                        Company
  Schedule 6.8(a)  -    Holders of Outstanding Company Options
  Schedule 6.8(c)  -    Holders of Outstanding Common Warrants
  Schedule 6.9(a)  -    Employment Offers
  Schedule 6.9(c)  -    Employee Option Pool
  Schedule 6.9(d)  -    Retention Bonus Fund
  Schedule 6.24(a) -    Disqualified Individuals
  Schedule 6.27    -    Exchange Ratio Spreadsheet
  Schedule 6.29         Pool Participants

EXHIBITS

  Exhibit A        -    Certificate of Merger
  Exhibit B        -    Agreement of Merger
  Exhibit C        -    Affiliate Voting Agreement
  Exhibit D        -    Confidentiality Agreement
  Exhibit E        -    Holder Representation and Lock-Up Agreement
  Exhibit F        -    [Intentionally Omitted]
  Exhibit G        -    Employment and Noncompetition Agreement
  Exhibit H        -    Noncompetition Agreement
  Exhibit I        -    Escrow Agreement
  Exhibit J        -    FIRPTA Notice
  Exhibit K        -    IRS Notice
  Exhibit L        -    Registration Rights Agreement
  Exhibit M        -    [Intentionally Omitted]
  Exhibit N        -    Legal Opinion of Morrison & Foerster LLP
  Exhibit O        -    Legal Opinion of Wilson Sonsini Goodrich & Rosati

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made as of May 6, 2003 (the "Execution Date") by and among PLX Technology, Inc., a Delaware corporation ("Parent"), HT Acquisition Sub, LLC, a Delaware limited liability corporation and a wholly owned subsidiary of Parent ("Merger Sub"), HiNT Corporation, a California corporation ("Company"), and Herbert Chang in his capacity as the shareholders agent ("Shareholders' Agent"). Certain terms used in this Agreement are defined in Appendix 1.

                                    RECITALS

         A. The Boards of Directors of Parent, Merger Sub and Company each have determined that the acquisition of Company by Parent through the merger of Company with and into Merger Sub pursuant to the terms and subject to the conditions set forth herein (the "Merger") is in the best interests of their respective companies and stockholders and shareholders.

         B.       Merger Sub is a wholly-owned subsidiary of Parent.

         C. Pursuant to the Merger, among other things, each outstanding share of capital stock of Company shall be converted into the consideration set forth herein.

         D. The Company on the one hand, and Parent, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

         E. For federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and this Agreement shall constitute a plan of reorganization pursuant to Section 368 of the Code, with respect to the Merger

         F. The parties intend that for financial accounting purposes, the Merger shall be accounted for as a purchase transaction.

         G. As an inducement to Parent to enter into this Agreement, concurrently with the execution of this Agreement, (a) the Named Shareholders are entering into the Affiliate Voting Agreements; (b) the Key Shareholders are entering into the Noncompetition Agreements and the Employment and Noncompetition Agreement, as applicable.

         NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

1.

THE MERGER

                  (a) The Merger. Subject to and in accordance with the terms and conditions set forth in this Agreement, at the Effective Time, the Company shall be merged with and into Merger Sub, which shall be the surviving entity (the "Surviving Entity") in the Merger, and the separate existence of the Company shall thereupon cease. The name of the Surviving Entity shall remain "HT Acquisition Sub, LLC." The Merger shall have the effects set forth in the applicable provisions of Delaware Law and CGCL.

                  (b) Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VII hereof or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Morrison & Foerster, LLP, 755 Page Mill Road, Palo Alto, California, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by duly filing (i) a properly executed Certificate of Merger, in the form attached hereto as Exhibit A (the "Certificate of Merger"), together with the required officers' certificates, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing with the Secretary of State of Delaware being the "Effective Time"); and (ii) a properly executed Agreement of Merger in the form attached hereto as Exhibit B (the "Agreement of Merger"), together with any required officers' certificates, with the Secretary of State of the State of California, in accordance with the relevant provisions of the CGCL.

                  (c) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, the Agreement of Merger and the applicable provisions of Delaware Law and the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and the Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

                  (d) Certificate of Formation; Bylaws.

                           (i)      At the Effective Time, the Certificate of
Formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Formation of the Surviving Entity until thereafter amended as provided by Delaware Law and such Certificate of Formation.

                           (ii)     At the Effective Time, the Limited Liability
Company Agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Limited Liability Company Agreement of the Surviving Entity until thereafter amended as provided by Delaware Law and such Limited Liability Company Agreement.

                  (e) Manager and Officers. At the Effective Time, the manager of Merger Sub, as in effect immediately prior to the Effective Time, shall be the manager of the Surviving Entity, until their respective successors are duly elected or appointed and qualified. At the Effective Time, the officers of Merger Sub, as in effect immediately prior to the Effective Time, shall be the officers of the Surviving Entity, until their respective successors are duly elected or appointed and qualified.

                  (f) Effect on Capital Stock.

                           (i)      Conversion of Company Capital Stock. By
virtue of the Merger and without any action on the part of Parent, Company, the Merger Sub or the holders of any of Company's securities, at the Effective Time, subject to Section 1.9(c):

                                    (A) each share of Company Preferred Stock
issued and outstanding immediately prior to the Effective Time (excluding any shares cancelled pursuant to Section 1.6(b) and excluding any Dissenting Shares (as defined in Section 1.6(f) below)) will be cancelled and extinguished and automatically converted into the right to receive, upon surrender of the certificate representing such shares of Company Preferred Stock:

                                             (1) that number of shares (or
fraction thereof) of Parent Common Stock equal to the sum of (1) the Preferred Share Exchange Ratio; and (2) the Share Exchange Ratio;

                                             (2) cash equal to the sum of (1)
the Preferred Cash Exchange Ratio; (2) the Cash Exchange Ratio; and (3) cash in lieu of fractional shares issuable pursuant to Section 1.6(a)(i)(A) in accordance with Section 1.6(e); and

                                             (3) a right to receive the Earn-Out
Share Exchange Ratio and the Earn-Out Cash Exchange Ratio.

                                    (B) each share of Company Common Stock
issued and outstanding immediately prior to the Effective Time (excluding any shares cancelled pursuant to Section 1.6(b) and excluding any Dissenting Shares (as defined in Section 1.6(f) below)) will be cancelled and extinguished and automatically converted into the right to receive, upon surrender of the certificate representing such shares of Company Common Stock

                                             (1) that number of shares (or
fraction thereof) of Parent Common Stock equal to the Share Exchange Ratio;

                                             (2) cash equal to the sum of (1)
the Cash Exchange Ratio; and (2) cash in lieu of fractional shares issuable pursuant to Section 1.6(a)(ii)(A) in accordance with Section 1.6(e); and

                                             (3) a right to receive the Earn-Out
Share Exchange Ratio and the Earn-Out Cash Exchange Ratio.

                                    (C) To the extent that any Company
Shareholder holds shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time that are subject to restrictions (with respect to vesting or otherwise) ("Restricted Stock"), the shares of Parent Common Stock issued to such holder in the Merger in exchange for such holder's shares of Restricted Stock shall be subject to the same restrictions, post-Merger.

                                    (D) No adjustment shall be made in the
number of shares of Parent Common Stock issued in the Merger as a result of (x) any increase or decrease in the market price of Parent Common Stock prior to the Effective Time, or (y) any cash proceeds received by Company from the date hereof to the Closing Date pursuant to the exercise of currently outstanding Company Options.

                           (ii)     Cancellation of Company Capital Stock Owned
by Company. At the Effective Time, all shares of Company Capital Stock that are owned by Company as treasury stock and each share of Company Capital Stock owned by Parent or any direct or indirect wholly-owned subsidiary of Company or Parent shall be cancelled and extinguished without any rights to conversion thereof and no consideration shall be delivered in exchange therefore. At the Effective Time, any shares of Company Capital Stock that are owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent shall be cancelled and retired and extinguished without any conversion thereof and no consideration shall be delivered in exchange therefor.

                           (iii)    Company Options and Company Warrants. At the
Effective Time, all Company Options then outstanding under the Company's 2000 Stock Plan (the "Company Stock Option Plan") shall be converted into Parent Options in accordance with Section 6.8(a). At the Effective Time, all Company Warrants then outstanding shall be converted into Parent Warrants in accordance with Section 6.8(c).

                           (iv)     Adjustments to Exchange Ratios. The
Preferred Share Exchange Ratio, Share Exchange Ratio, Preferred Cash Exchange Ratio, Cash Exchange Ratio, Earn-Out Share Exchange Ratio, the Earn-Out Cash Exchange Ratio and the Option Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reclassification, reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time, so as to provide holders of Company Common Stock and Parent the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reclassification, reorganization, recapitalization, or other like change.

                           (v)      Fractional Shares. No fraction of a share of
Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to which such holder is entitled) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Parent Stock Price.

                           (a) Dissenters' Rights. Notwithstanding any
provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has exercised such holder's dissenters' rights in accordance with CGCL and who, as of the Effective Time, has not effectively withdrawn or lost (through the failure to perfect or otherwise) such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the consideration described in Section 1.6(a), but the holder of the Dissenting Shares shall only be entitled to such rights as are granted by CGCL. Notwithstanding the above, if any holder of shares of Company

Capital Stock who demands dissenters' rights with respect to such shares shall effectively withdraw or lose such holder's dissenters' rights pursuant to CGCL, then, as of the Effective Time or the occurrence of such withdrawal or loss event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration described in Section 1.6(a) hereof upon surrender of the applicable certificates as provided herein. Company agrees that, except with the prior written consent of Parent, or as required under CGCL, it will not voluntarily make any payment with respect to, or settle or offer to settle, any purchase demand. Each holder of Dissenting Shares ("Dissenting Shareholder") who, pursuant to the provisions of CGCL, becomes entitled to payment of the fair value for shares of Company Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Parent shall issue and deliver, upon surrender by such shareholder of the certificate or certificates representing shares of Company Capital Stock, the consideration to which such shareholder would otherwise be entitled under this Section 1.6, the Certificate of Merger and Agreement of Merger, less the consideration allocable to such shareholder that has been deposited in the Escrow Fund pursuant to Section 1.9(c)(iii) and Article IX hereof. Notwithstanding the foregoing, to the extent that Parent or the Surviving Entity
(A) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (B) incurs any other costs or expenses, (including specifically, but without limitation, attorneys' fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (excluding payments for such shares) (together "Dissenting Share Payments"), Parent shall be entitled to recover, subject to the terms of Article IX hereof, the amount of such Dissenting Share Payments without regard to the Damage Threshold (as defined in Section 9.2 hereof).

                           (vi)     Membership Units of Merger Sub. Each
membership unit of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable membership unit of the Surviving Entity. Each certificate of Merger Sub evidencing ownership of any such membership units shall continue to evidence ownership of such membership units of the Surviving Entity.

                           (vii)    Issuance of Parent Common Stock.
Notwithstanding anything to the contrary herein, in the event that Parent, in order to comply with this Article I, would be required to issues shares of Parent Common Stock in excess of 19.99% of the shares of Parent Common Stock outstanding at the Effective Time, the number of shares of Parent Common Stock to be issued to the Company Shareholders at the Effective Time pursuant to this Agreement shall be reduced to an amount equal to that number of shares of Parent Common Stock equal to one (1) share less than 19.99% of the shares of Parent Common Stock outstanding at the Effective Time, and the Total Initial Cash Consideration shall be proportionately increased.

         Purchase Consideration Adjustment. The Total Initial Cash Consideration shall be subject to adjustment as follows:

                           (b) The Company shall deliver to Parent at least
three (3) days prior to the expected Closing Date a statement ("Accounting Statement") setting forth the Company's estimate of the Closing Date Net Assets. The "Closing Date Net Assets" shall mean the remainder, as of the Closing Date, of the Company's total assets less its total liabilities. The Accounting Statement shall include a reserve for obsolete inventory of at least $140,000. The Accounting Statement shall represent fairly the business of the Company and shall be prepared on a basis consistent with the Company's historical accounting practices and, to the extent consistent therewith, with GAAP consistently applied. If the Accounting Statement is acceptable to Parent in its good faith determination, the Total Initial Cash Consideration shall be increased, dollar for dollar, by the amount by which the Closing Date Net Assets is greater than $3,181,000 and shall be reduced, dollar for dollar, by the amount by which the Closing Date Net Assets is less than such amount. In addition, as part of the Accounting Statement, the Company shall deliver a valuation of the inventory held by the Company's distributors or representatives as of the Closing Date. If such inventory is valued at (i) greater than $225,000, the Total Initial Cash Consideration shall be decreased, dollar for dollar by the amount that the inventory exceeds $225,000 and (ii) less than $175,000, the Total Initial Cash Consideration shall be increased, dollar for dollar by the amount that the inventory is less than $175,000 (the "Inventory Adjustment").

                           (c) Parent at its option may cause the following to
be prepared and delivered to Shareholder's Agent (collectively, the "Audited Closing Balance Sheet") no later than sixty (60) days following the Closing
Date: (i) an audited balance sheet of the Company as of the Closing Date, together with an audit report thereon by a nationally-recognized independent accounting firm hired by Parent ("Parent's Accountant"), prepared on a basis consistent with the Company's historical accounting practices and, to the extent consistent therewith, with GAAP consistently applied; (ii) a statement based on such Audited Closing Balance Sheet which sets forth in detail a calculation of the Closing Date Net Assets and (iii) a calculation of the Inventory Adjustment. Parent shall, and shall cause the Parent's Accountant to, provide Shareholders' Agent any and all work papers used in the preparation of the Audited Closing Balance Sheet. Except as set forth below, the Audited Closing Balance Sheet and the accompanying Closing Date Net Assets and Inventory Adjustment shall be deemed to be and shall be final, binding and conclusive on the parties upon the earlier of (the "Final Resolution Date"): (i) Shareholders' Agent delivery of a written notice to Parent of its approval of the Audited Closing Balance Sheet;
(ii) the failure of Shareholders' Agent to notify Parent in writing of a dispute with the Audited Closing Balance Sheet within fifteen (15) days of the delivery of such documents to Shareholders' Agent; (iii) the resolution of all disputes, pursuant to Section 1.7(c), by Parent Accountant and Shareholders' Agent; and
(iv) the resolution of all disputes, pursuant to Section 1.7(c), by the Independent Accounting Firm.

                           (d) Shareholders' Agent may dispute any amounts
reflected on the Audited Closing Balance Sheet or the calculation of the Inventory Adjustment by delivery of a written notice to Parent (the "Audited Closing Balance Sheet Dispute Notice"). If Shareholders' Agent delivers an Audited Closing Balance Sheet Dispute Notice to Parent, Parent's Accountant and an accountant designated by Shareholders' Agent ("Shareholders' Accountant") shall attempt to reconcile the parties' differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If Parent's Accountant and

Shareholders' Accountant are unable to reach a resolution within fifteen (15) days after the delivery of the Audited Closing Balance Sheet Dispute Notice, Parent's Accountant and Shareholders' Accountant shall submit their respective determinations and calculations and the items remaining in dispute for resolution to an independent accounting firm mutually acceptable to Parent and Shareholders' Agent (the "Independent Accounting Firm"). The parties shall cause the Independent Accounting Firm to submit a report to Parent and Shareholders' Agent with a determination regarding the remaining disputed items, within thirty
(30) days after submission of the matter, and such report shall be final, binding and conclusive on Parent and Shareholders' Agent. The fees, costs and expenses of the Independent Accounting Firm shall be paid by Parent and Shareholders' Agent in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party as finally determined by the Independent Accounting Firm bears to the total amount of such remaining disputed items.

                           (e) If the actual Closing Date Net Assets determined
in accordance with this Section 1.7 is less than the estimated Closing Date Net Assets set forth in the Accounting Statement, Parent shall deduct the amount by which the estimated Closing Date Net Assets exceeds the actual Closing Date Net Assets from the Escrow Fund (the "Parent's Net Asset Shortfall") without regard to the Damage Threshold (as defined in Section 9.2 hereof).

                           (f) If there is a difference between between the
actual Inventory Adjustment as determined pursuant to this Section 1.7 and the initial Inventory Adjustment based on the valuation delivered with the Accounting Statement and such difference indicates that the amount of the initial Initial Consideration was too high, then Parent shall deduct the amount of such difference (the "Parent's Inventory Shortfall," together with the Parent's Net Asset Shortfall, the "Parent's Shortfall") from the Escrow Fund without regard to the Damage Threshold.

                  (g) Earn-Out.

                           (i)      Earn-Out Payment. In addition to the Initial
Cash Consideration and the Initial Share Consideration, Merger Sub agrees to pay to the Company Shareholders, if earned, an earned payout amount (the "Earn-Out Payment") equal to the product obtained by multiplying (a) 87% by (b) 0.64 by
(c) the amount, if any, by which the Net Product Revenues for the twelve (12) month period commencing on July 1, 2003 and ending on June 30, 2004 (the "Earn-Out Period") exceeds $6,000,000. In no event shall the Earn-out Payment be less than $0.00 or exceed $2,000,000.

                           (ii)     Sale of Business; Change-in-Control of
Parent In the event that, during the Earn-Out Period, Parent sells or disposes of the portion of its business that sells the Company Products ( a "Business Sale"), then, for purposes of calculating the Earn-Out Payment set forth in
Section 1.8(a) above, the Net Product Revenues shall be based on the actual Net Product Revenues for the period from July 1, 2003, through the closing date of the Business Sale, as annualized for a twelve month period. (For example, if the closing date of the Business Sale was four (4) months after July 1, 2003, for purposes of the Earn-Out Payment calculation, Net Product Revenues would be based on the product obtained by multiplying (i) the actual Net

Product Revenues during July 1, 2003 through such closing date, by (ii) three
(3)). In the event of a Change-in-Control of PLX, the Earn-Out Payment would be based on the greater of (i) the actual Net Product Revenues for the period from July 1, 2003, through the date of such Change-in-Control of PLX, as annualized for a twelve month period, or (ii) the Net Product Revenues for the twelve (12) month period commencing on July 1, 2003 and ending on June 30, 2004.

                           (iii)    Date and Form of Earn-Out Payment. A
computation of the Net Product Revenues for the Earn-Out Period shall be prepared by Parent in the form of a report (the "Earn-Out Report") and delivered to the Shareholders' Agent on July 20, 2004, except that in the event of a Business Sale the Earn-Out Report shall be delivered twenty (20) days after the closing date of the Business Sale. Upon the earlier of (i) two (2) business days after the failure of Shareholders' Agent to notify Parent in writing of a dispute with the Earn-Out Payment within ten (10) calendar days of the delivery of the Earn-Out Report to the Shareholders' Agent, (ii) the resolution of all disputes, pursuant to Section 1.8(d), by Parent and Shareholders' Agent, and
(iii) the resolution of all disputes, pursuant to Section 1.8(d), by the Independent Accounting Firm, the Parent shall cause the Earn-Out Payment to be paid with the following consideration: up to 400,000 shares of Parent Common Stock valued at the Parent Stock Price (the "Earn-Out Shares"), and the remainder in cash (the "Earn-Out Cash").

                           (iv)     Resolution of Disputes. Shareholders' Agent
may dispute the Earn-Out Report by delivery of a written notice to Parent (the "Earn-Out Payment Disagreement Notice") within ten (10) calendar days of receiving the Earn-Out Report. If Shareholders' Agent delivers an Earn-Out Payment Disagreement Notice to Parent, Parent and Shareholders' Agent shall attempt to reconcile the parties' differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If Parent and Shareholders' Agent are unable to reach a resolution within fifteen
(15) days after the delivery of the Earn-Out Payment Disagreement Notice, Parent and Shareholders' Agent shall submit their respective determinations and calculations and the items remaining in dispute for resolution to an Independent Accounting Firm. The parties shall cause the Independent Accounting Firm to submit a report to Parent and Shareholders' Agent with a determination regarding the remaining disputed items, within thirty (30) days after submission of the matter, and such report shall be final, binding and conclusive on Parent and Shareholders' Agent. The fees, costs and expenses of the Independent Accounting Firm shall be paid by Parent and Shareholders' Agent in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party as finally determined by the Independent Accounting bears to the total amount of such remaining disputed items.

                           (v)      Business Activities. After the Closing,
Parent will offer distribution agreements similar in form and substance to the Parent's standard distribution agreements to the Company's distributors in Taiwan, Korea and China. Parent agrees that, during the Earn-Out Period, it shall not take any action that is unreasonable from a business perspective and that could reasonably be expected to materially decrease Net Product Revenues such as to decrease the Earn-Out Payment during the Earn-Out Period.

                  (h) Surrender of Certificates.

                           (i)      Exchange Agent. Parent's transfer agent,
EquiServe Trust Company, N.A., shall act as the exchange agent (the "Exchange Agent") in the Merger.

                           (ii)     Parent to Provide Common Stock and Cash. As
soon as practicable after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, (i) the shares of Parent Common Stock issuable pursuant to Section 1.6(a) (provided that delivery of any shares that are subject to vesting shall be in book entry form only until such vesting restrictions have lapsed) in exchange for shares of Company Capital Stock outstanding immediately prior to the Effective Time, less the Escrow Shares (as defined in Section 1.9(c)(iii)), and (ii) cash in an amount sufficient to permit payment pursuant to Section 1.6(a) and the payment in lieu of fractional shares pursuant to Section 1.6(e), less the Escrow Cash (as defined in Section 1.9(c)(iii)).

                           (iii)    Exchange Procedures.

                                    (A) As soon as practicable, after the
Effective Time, the Surviving Entity shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, whose shares were converted into the right to receive the consideration set forth in Section 1.6(a) above, (1) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify), and (2) instructions for use in effecting the surrender of the Certificates in exchange for the right to receive the consideration set forth in Section 1.6(a) above (or book entries in the case of shares that have not yet vested, if any), less the Escrow Shares and Escrow Cash.

                                    (B) Upon surrender of a Certificate for
cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and a validly executed Holder Representation and Lock-Up Agreement and Registration Rights Agreement, the holder of such Certificate shall be entitled to receive in exchange therefor a right to receive the cash and shares of Company Capital Stock to which such holder is entitled pursuant to Section 1.6(a) above (or a book entry in the case of shares that have not yet vested in full, if any), and the Certificate so surrendered shall forthwith be cancelled.

                                    (C) As soon as practicable after the
Effective Time, and subject to and in accordance with the provisions of Article IX hereof, Parent shall withhold on a pro rata basis and cause to be distributed to the Escrow Agent (as defined in Article IX hereof) a certificate or certificates representing Parent Common Stock (valued at the Parent Stock Price) (the "Escrow Shares") and cash (the "Escrow Cash") representing an aggregate of $1,300,000 from the Total Initial Share Consideration and Total Initial Cash Consideration that is otherwise payable to the Company Shareholders pursuant to
Section 1.6(a) in the same proportion of Parent

Common Stock to cash that is paid to such Company Shareholders. The Escrow Shares shall be registered in the name of the Escrow Agent as nominee for each Company Shareholder holding Certificates cancelled pursuant to this Section 1.9. The Escrow Shares shall be vested shares not subject to any repurchase rights. The Escrow Shares and the Escrow Cash shall be held in escrow and shall be available to compensate Parent for certain damages as provided in Article IX. To the extent not used for such purposes, such shares and cash shall be released as provided in Article IX hereof.

                                    (D) In the event that any Certificate shall
have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will (1) issue or cause to be issued to such Person in exchange for such lost, stolen or destroyed Certificate, a new certificate into which the shares of such Person's Company Capital Stock are converted on the Effective Date and/or deliver or cause to be delivered to such Person a check in respect of any fractional share interests or dividends or distributions, and (2) deliver or cause to be delivered to such person a check in respect of such portion of the Total Initial Cash Consideration, in each case which such Person shall be entitled to receive pursuant to Section 1.6. When authorizing such issuance in exchange therefor, Parent and/or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give Parent and/or the Exchange Agent a reasonable form of indemnity, as it shall direct, against any claim that may be made against Parent or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

                           (iv)     Distributions With Respect to Unexchanged
Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the Certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of Parent Common Stock.

                           (v)      Transfers of Ownership. If any certificate
for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to the Exchange Agent, Parent or any other agent designated by Parent, as applicable, any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of the Exchange Agent, Parent or any other agent designated by Parent, as applicable, that such tax has been paid or is not payable.

                           (vi)     No Liability. Notwithstanding anything to
the contrary in this Section 1.9, none of the Exchange Agent, the Surviving Entity or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                           (vii)    Dissenting Shares. The provisions of this
Section 1.9 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 1.9 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the consideration to which such holder is entitled pursuant to Section 1.6 hereof.

                  (i) No Further Ownership Rights in Company Capital Stock. All shares of Parent Common Stock issued and all cash paid upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Entity of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Article I.

                  (j) Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (a) constitute a "reorganization" within the meaning of Section 368(a) of the Code and (b) qualify for accounting treatment as a purchase transaction. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations, with respect to the Merger.

                  (k) Withholding Rights. Parent and the Surviving Entity shall be entitled to deduct and withhold from the number of shares of Parent Common Stock and cash otherwise deliverable under this Agreement, and from any other payments made pursuant to this Agreement, such amounts as Parent and the Surviving Entity are required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent and the Surviving Entity.

                  (l) Company Shareholder Loans. In the event that any Company Shareholder has outstanding loans from the Company as of the Effective Time, the amount of consideration payable to such Company Shareholder pursuant to Section
1.6 shall be reduced by an amount equal to the outstanding principal plus accrued interest of such Company Shareholder's loans as of the Effective Time. Such loans shall be satisfied as to the amount by which the consideration is reduced pursuant to this Section 1(l).

                  (m) Legends.

                           (i)      The shares of Parent Common Stock to be
issued in the Merger shall be issued in a private placement as "restricted securities" as defined under Rule 144 of the

Securities Act and will be subject to the following legend, which legend is subject to approval by the Nasdaq Stock Market:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES, OR (B) A VALID EXEMPTION THEREFROM AND THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

         Parent agrees that it will not unreasonably require an opinion of counsel for any transfer made pursuant to Rule 144 under the Securities Act. The legend set forth above shall be removed from the certificate representing shares of Parent Common Stock at the request of the holder thereof at such time as they become eligible for resale pursuant to Rule 144(k) under the Securities Act, which request shall be accompanied by the favorable opinion of legal counsel, reasonably satisfactory to Parent, concerning compliance with the conditions of Rule 144(k).

                           (ii)     In addition, Parent may place on the
certificates representing shares of Parent Common Stock issued in the Merger other appropriate legends pursuant to applicable law.

                  (n) Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of Company, Parent and the Surviving Entity are fully authorized in the name of their respective corporations or entity or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

         2.

REPRESENTATIONS AND WARRANTIES OF Company

         Except as disclosed in a document of even date herewith and attached to this Agreement and delivered by the Company to Parent prior to the execution and delivery of this Agreement and referring by Section number to the representations and warranties in this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent as follows:

                  (a) Organization, Standing and Power. Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Company has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Company Material Adverse Effect. Company has delivered to Parent a true and correct copy of its Articles of Incorporation and Bylaws or other charter documents, as applicable, each as amended to date. Company is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. The Company has no subsidiaries, and the Company does not currently own, nor has it ever owned, directly or indirectly, any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person.

                  (b) Capital Structure.

                           (i)      The authorized capital stock of Company
consists of Twenty-Six Million (26,000,000) shares of Common Stock, no par value, of which Fourteen Million Two Hundred Thirty Thousand (14,230,000) shares are issued and outstanding and Four Million Two Hundred Thousand (4,200,000) shares of Series A Preferred Stock, no par value, of which Four Million One Hundred Twenty-Six Thousand Five Hundred (4,126,500) shares are issued and outstanding. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities, other than pursuant to (i) the exercise of Company Options outstanding as of such date under the Company Stock Option Plan and (ii) warrants to purchase an aggregate of 30,000 shares of Company Common Stock. Set forth in Schedule 2.2(a) to the Company Disclosure Schedule is a true and correct list of Company's shareholders and any Persons with rights to acquire Company securities, which list will be promptly updated from time to time prior to Closing to reflect any changes thereto (which changes are in any event subject to the restrictions imposed under Section 5.2 below).

                           (ii)     All outstanding shares of Company Capital
Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof, and, except as disclosed in Schedule 2.2(b) to the Company Disclosure Schedule, are not subject to preemptive rights or rights of first refusal created by Company's Articles of Incorporation or Bylaws or any Contract to which Company is a party or by which it is bound. All outstanding shares of Company Capital Stock were issued in compliance with all applicable federal and state securities laws. Company has reserved four million (4,000,000) shares of Common Stock for issuance to employees, directors and consultants pursuant to the Company Stock Option Plan, of which thirty thousand (30,000) shares have been issued pursuant to Company Option exercises or direct stock purchases, three million forty-five thousand (3,045,000) shares are subject to outstanding, unexercised Company Options, and nine hundred twenty-five thousand (925,000) shares are available for issuance thereunder. Except for (i) the rights created pursuant to this Agreement and (ii) Company's right to repurchase any unvested shares under the Company Stock Option Plan, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Company or obligating Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for the agreements contemplated by this Agreement and the Contracts set forth on Schedule 2.2(b) to the Company Disclosure Schedule, there are no outstanding Contracts relating to voting, purchase or sale of Company Capital Stock (i) between or among Company and any of its securityholders and (ii) to Company's Knowledge, between or among any of Company's securityholders.

                           (g) True and complete copies of all Contracts and
instruments relating to or issued under the Company Stock Option Plan or otherwise relating to the issuance of Company Options have been provided to Parent and, except as otherwise expressly contemplated herein, there are no Contracts to amend, modify or supplement such agreements or instruments in any case from the Contracts and instruments provided to Parent.

                  (c) Authority.

                           (i)      Company has all requisite corporate power
and authority to enter into this Agreement and the other Transaction Agreements to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Company, other than the approval of the Company Shareholders. This Agreement and the other Transaction Agreements to which it is a party have been (or will be as of the Closing) duly executed and delivered by Company and constitutes (or will constitute as of the Closing) the valid and binding obligation of Company enforceable against Company in accordance with its terms.

                           (ii)     The execution and delivery of this Agreement
by Company does not, and the execution of the Transaction Agreements and the consummation of the Transactions will not, conflict with or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of Company, as amended, or (ii) any material mortgage, indenture, lease, Contract, Order, or Legal Requirements applicable to Company or any of its properties or assets.

                           (iii)    No consent, approval, order or authorization
of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger, together with the required officers' certificates, as provided in Section 1.2,
(ii) the filing of the Agreement of Merger, together with the required officers' certificates, as provided in Section 1.2, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iv) such filings as may be required under HSR or other Antitrust Laws, (v) any filings as may be required under applicable Legal Requirements; and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Company Material Adverse Effect and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

                  (d) Financial Statements. Company has delivered to Parent its audited financial statements at and for the twelve-month period ended July 31, 2000, and its unaudited financial statements at and for the twelve-month periods ended July 31, 2000, July 31, 2001, July 31, 2002 and for the nine-month period ended April 30, 2003 (such April 30, 2003 balance sheet being the "Company Interim Balance Sheet") (including a balance sheet and statement of operations) (the "Company Financial Statements"), which Company Financial Statements are attached as Schedule 2.4. Except as otherwise disclosed on Schedule 2.4, the Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other. The Company Financial Statements were complete and correct in all material respects as of their respective dates, and fairly present the financial condition and operating results of Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. All reserves established by Company and set forth in the Company Financial Statements were, with respect to the purposes for which they were established, reasonable when made and represent reasonable reserves for the circumstance for which they were established. Company maintains an adequate system of internal controls established and administered in accordance with GAAP.

                  (e) Absence of Certain Changes. Since April 30, 2003 (the "Company Balance Sheet Date"), Company has conducted its business in the ordinary course and except as disclosed in Schedule 2.5 of the Company Disclosure Schedule:

                           (i)      there has not been any material adverse
change in Company's business, financial condition, assets, liabilities, operations, or financial performance, and no event has occurred that is reasonably likely to have a Company Material Adverse Effect;

                           (ii)     except as a result of ordinary wear and
tear, there has not been any loss, damage or destruction to, or any interruption in the use of, any of Company's assets (whether or not covered by insurance);

                           (iii)    Company has not (i) declared, accrued, set
aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, except pursuant to Company repurchase rights that arise upon an employee's termination of service with the Company;

                           (iv)     Company has not sold or otherwise issued (or
granted any warrants, options or other rights to purchase) any shares of capital stock or any other securities except for the granting since April 9, 2003 of Company Options for the purchase of up to 300,000 shares of Company Common Stock and the issuance of shares upon exercise of Company Options;

                           (v)      Company has not amended its Articles of
Incorporation or Bylaws and has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                           (vi)     Company has not purchased, leased, licensed
or otherwise acquired any asset from any other Person, except in the ordinary course of business;

                           (vii)    Company has not made any capital expenditure
in excess of $10,000, individually or in the aggregate;

                           (viii)   Company has not sold, assigned or otherwise
transferred, and has not leased or licensed, any asset to any other Person, except for products sold by Company in the ordinary course of business;

                           (ix)     except in the ordinary course of business,
Company has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

                           (x)      Company has not written off as
uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in the amount, individually or in the aggregate, in excess of $25,000;

                           (xi)     Company has not made any loan or advance to
any Person, including the Company Shareholders and Company's officers, employees and directors;

                           (xii)    Company has not (i) established or adopted
any Employee Benefit Plan, or (ii) paid any bonus or made any profit sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees; except for bonus payments since April 9, 2003, which in the aggregate shall not exceed $300,000;

                           (xiii)   except in the ordinary course of business,
Company has not entered into, and none of the assets owned or used by Company has become bound by, any material Contract;

                           (xiv)    no material Contract by which Company or any
of the assets owned or used by Company is or was bound, or under which Company has or had any rights or interest, has been amended or terminated;

                           (xv)     except in the ordinary course of business,
there has been no borrowing or agreement to borrow by Company or change in the contingent obligations of Company by way of guaranty, endorsement, indemnity, warranty or otherwise or grant of a mortgage or security interest in any property of Company, and Company has not otherwise incurred, assumed or otherwise become subject to any Liability in excess of $25,000, individually or in the aggregate, other than accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred by Company in the ordinary course of business;

                           (xvi)    Company has not discharged any Encumbrance
or discharged, paid or forgiven any indebtedness or other Liability in excess of $25,000, individually or in the aggregate, except for accounts payable that (i) are reflected as current liabilities in the "liabilities" column of the Company Interim Balance Sheet, and (ii) have been discharged or paid in the ordinary course of business;

                           (xvii)   Company has not released or waived any
material right or claim;

                           (xviii)  Company has not changed any of its methods
of accounting or accounting practices in any respect;

                           (xix)    Company has not entered into any transaction
or taken any other action outside the ordinary course of business, except for the Transactions; and

                           (xx)     Company has not agreed, committed or offered
(in writing or otherwise) to take any of the actions referred to in clauses (c) through (s) above, except as described in, and pursuant to, the terms of this Agreement.

                  (f) Absence of Undisclosed Liabilities. Company has no Liabilities of any nature other than (i) those set forth or adequately provided for in the Company Interim Balance Sheet, (ii) those incurred in the ordinary course of business and not required to be set forth in the Company Interim Balance Sheet under GAAP, (iii) those set forth in the Accounting Statement;
(iv) those incurred in connection with the execution of this Agreement, and (v) those disclosed on Schedule 2.6.

                  (g) Proceedings; Orders.

                           (i)      Except as set forth in Schedule 2.7 of the
Company Disclosure Schedule, there are no Orders or Proceedings pending, or, to the Knowledge of Company, threatened against Company or any of its properties or officers or directors (in their capacities as such). There is no Proceeding or Order against Company, or, to the Knowledge of Company, any of its directors or officers (in their capacities as such), that could reasonably be expected to have a Company Material Adverse Effect. Schedule 2.7 of the Company Disclosure Schedule also lists all Proceedings that Company has pending against other parties.

                           (ii)     To Company's Knowledge, there are no claims,
demands, Damages, causes of action, or Proceedings, fixed or contingent, matured or unmatured, of whatever nature, character, type or description that have been or in the future might be asserted by holders of Company Capital Stock or Company Options, or other holders of other rights or interests in Company Capital Stock (or by any other Person as successor to such holders) against Company or against Parent or Merger Sub, or any of their respective predecessors, successors or assigns, any past or present, direct or indirect, partner, subsidiary, or affiliated Entity, or any past or present employee, agent, representative, attorney, officer, director or shareholder of any of them acting in its capacity as such an employee, agent, representative, attorney, officer, director or shareholder, arising out of facts or circumstances occurring at any time prior to the date hereof and relating to such Person's ownership of Company Capital Stock or any rights or options to acquire Company Capital Stock (either beneficially or of record), whether based on tort, contract

(express or implied), or any federal, state or local law, statute or regulation, at law or in equity, or any act or omission on the part of such parties, other than any matters relating to Dissenting Shares.

                  (h) Restrictions on Business Activities. Company is not a party to, nor does Company have any Knowledge of, any Contract, Order or Proceeding binding upon Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or currently anticipated future business practice of Company, any acquisition of property by Company or the conduct of business by Company as currently conducted or as currently proposed to be conducted by Company.

                  (i) Governmental Authorization. Company has obtained each Governmental Authorization (i) pursuant to which Company currently operates or holds any interest in any of its properties; (ii) that is required for the operation of Company's business or the holding of any such interest; or (iii) to be held by any of Company's employees and that relates to or is reasonably necessary in connection with Company's business, except where the failure to obtain or have any such Governmental Authorizations could not reasonably be expected to have a Company Material Adverse Effect. Each of the above Governmental Authorizations is listed on Schedule 2.9 of Company Disclosure Schedule. Company has delivered to Parent accurate and complete copies of all such Governmental Authorizations, including all renewals thereof and all amendments thereto. To the Knowledge of Company, each Governmental Authorization identified in Schedule 2.9 of Company Disclosure Schedule is valid and in full force and effect.

                  (j) Title to Personal Property.

                           (i)      Company has good and marketable title to all
of its personal properties, interests in personal properties and assets reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date, which assets are listed on Schedule 2.10(a) (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests, free and clear of all Encumbrances of any kind or character, except (i) a lien for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and (iii) liens securing debt which are reflected on the Company Interim Balance Sheet.

                           (ii)     The plants, property and equipment of
Company that are used in the operations of its business are in good operating condition and repair, subject to normal wear and tear. All personal properties used in the operations of Company are reflected in the Company Interim Balance Sheet to the extent GAAP requires the same to be reflected. Schedule 2.10(b) of the Company Disclosure Schedule lists all Contracts pursuant to which Company leases personal property and, to the Knowledge of Company, all leases pursuant to which Company leases personal property are in good standing and are valid and binding obligations of Company and, except as identified in Schedule 2.10(b) of Company Disclosure

Schedule, to the Knowledge of Company, there exists no default thereunder or occurrence or condition that could result in a default thereunder or termination thereof.

                  (k) Intellectual Property.

                           (i)      To Company's Knowledge, Company owns (free
and clear of all Encumbrances), licenses or has valid and marketable title in and rights to all Company Intellectual Property that is used or necessary for the conduct of the business of Company as currently conducted. Company has not
(i) licensed any of its Intellectual Property in source code form to any party,
(ii) entered into any exclusive agreements relating to its Intellectual Property with any party, or (iii) entered into any source code escrow agreements. The source code and system documentation relating to any software included in the Intellectual Property have at all times been maintained in confidence and have been disclosed only to employees and consultants having a "need to know" of the contents thereof in connection with their duties to Company. Such employees and consultants have executed appropriate confidentiality agreements in connection therewith.

                           (ii)     Schedule 2.11(b) lists (i) all patents and
patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, included in the Intellectual Property of Company, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which any Person is authorized to use any Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which Company is authorized to use any third party Intellectual Property, other than end-user licenses entered into in the ordinary course of business relating to off-the-shelf "shrink-wrap" software or other software commercially available on reasonable terms to any person with a purchase price per copy of less than $5,000 ("Third Party Intellectual Property Rights").

                           (iii)    To Company's Knowledge, there is no, nor has
there been any, unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Company, or any Third Party Intellectual Property Rights, by any third party, including any employee or former employee of Company. Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business, containing such terms as are typical for the business, services and products of Company.

                           (iv)     Company is not, nor will it be as a result
of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement to which it is a party relating to the Intellectual Property of Company or Third Party Intellectual Property Rights.

                           (v)      All patents and registered trademarks,
service marks and copyrights held by Company are valid and subsisting. Company is not infringing and has not at any time infringed (either through the conduct of its business or by the manufacturing, marketing, licensing, use or sale of its products and services) any license, patent, copyright, service mark, trademark, trade name, trade secret or other Intellectual Property or proprietary rights of any other Person or third party. Company has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of any Intellectual Property or other proprietary right owned or licensed to any other Person or third party. Company has not been sued or, to its Knowledge, threatened to be sued in any Proceeding that involves a claim of infringement or violation of any Intellectual Property or other proprietary right of any third party. Company has not brought any Proceeding for infringement of Intellectual Property of Company or breach of any license or agreement involving Intellectual Property of Company against any third party.

                           (vi)     Company has secured valid written
assignments from all consultants and employees who contributed to the creation or development of Company's Intellectual Property of the rights to such contributions that Company does not already own by operation of law.

                           (vii)    Company has taken reasonable steps in
accordance with standard industry practices to protect and preserve the confidentiality of all Company Intellectual Property not otherwise protected by patents, patent applications or copyright that Company intends to maintain as a trade secret ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by Company by or to a third party has been pursuant to the terms of a written agreement between Company and such third party. All use, disclosure or appropriation of Confidential Information not owned by Company has been pursuant to the terms of a written agreement between Company and the owner of such Confidential Information, or is otherwise lawful.

                           (viii)   Except as set forth on Schedule 2.11(h) of
the Disclosure Schedule, there are no actions that must be taken by Company within sixty (60) days of the Closing Date that, if not taken, will result in the loss of any registered Intellectual Property of Company, including the payment of any application, registration, issuance, maintenance or renewal fees or the filing of any responses to the United States Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any such Intellectual Property.

                  (l) Environmental Matters.

                           (i)      (i) Company has disposed of all of its
Hazardous Materials in accordance with all Environmental and Safety Laws, (ii) Company has received no written notice of any Company noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws,
(iii) no notices, administrative actions or suits are pending against the Company and the Company is not aware of any threatened notices, administrative actions or suits against the Company relating to a violation of any Environmental and Safety Laws, (iv) Company has not been identified in any written notice which it has received that it is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Closing Date, (v) except in compliance in all materials respects with Environmental and Safety Laws, the Company is not aware of the presence of any Hazardous Materials on, under or migrating to or from the Facilities or Property, (vi) Company is not aware of the presence of any underground tanks at, on or under the Property, including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells, (vii) Company is not aware of the presence of polychlorinated biphenyls (PCBs) deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of fifty (50) parts per million,
(viii) Company is not aware of the presence of formaldehyde on the Property or in the Facilities, nor of any insulating material containing urea formaldehyde in the Facilities, (ix) and the Company's uses and activities at the Property have at all times complied in all material respects with all Environmental and Safety Laws, and (x) Company has all the permits and licenses required to be issued under Federal, State or local laws regarding Environmental and Safety Laws and is in compliance in all material respects with the terms and conditions of those permits

                           (ii)     There have been no environmental audits or
assessments or occupational heath studies undertaken by or on behalf of Company or by any Governmental Body with respect to Company or its business, assets, employees, Property or Facilities.

                  (m) Taxes.

                           (i)      Company has timely filed all Tax Returns
that it was required to file, and such Tax Returns are true, correct and complete in all respects. All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Company with respect to any period ending prior to the date of this Agreement, whether or not shown due or reportable on such Tax Returns, other than Taxes for which adequate accruals have been provided in the Company Financial Statements. Company has no liability for unpaid Taxes accruing after the date of its latest Company Financial Statements except for Taxes incurred in the ordinary course of business for which adequate reserves have been established. Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens for Taxes on the properties of Company, other than liens for Taxes not yet due and payable.

                           (ii)     Schedule 2.13(b) lists all federal state
income or franchise Tax Returns filed by Company for all taxable periods since its inception, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit. Company has delivered or made available to Parent correct and complete copies of all Tax Returns filed, examination reports, and statements of deficiencies assessed or agreed to by Company since its inception. Company has never been a member of an affiliated group filing consolidated returns. Company has not waived any statute of limitations in respect of any Tax or agreed to an extension of time with respect to any Tax assessment or deficiency.

                           (iii)    Company's Tax Returns have never been
audited by a Governmental Body, nor is any such audit in process, pending or threatened (in writing). No deficiencies exist or have been asserted (in writing with respect to Taxes of the Company, and Company has not received notice (in writing) that it has not filed a Tax Return or paid Taxes required to be filed or paid by it. Company is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (in writing) against the Company or any of its assets. To the Knowledge of the Company, the Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662. Company has not participated in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (determined without regard to whether such transaction is a "reportable transaction" under such regulation).

                           (iv)     Company is not (nor has it ever been) a
party to or bound by any tax indemnity agreement, tax sharing agreement or similar contract. Company is not (nor has it ever been) a party to any joint venture, partnership, or other arrangement or contract (either in writing or verbally, formally or informally) which, to the knowledge of Company, could be treated as a partnership or "disregarded entity" for United States federal income tax purposes.

                           (v)      Company is not obligated under any
agreement, contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Section 280G, Section 162(m), or
Section 404 of the Code.

                           (vi)     Company is not a party to any safe harbor
lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Company is not a "consenting corporation" under Section 341(f) of the Code. Company has not been the "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 3-year period ending as of the date of this Agreement. Company has not participated in an international boycott as defined in Code Section 999. Company has not agreed, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method. To the Knowledge of Company, Company does not have a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country. To the Knowledge of Company, Company is in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any government to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance. All Company Options designated as incentive stock options qualify as incentive stock options pursuant to
Section 422 of the Code.

                           (vii)    Notwithstanding anything to the contrary in
this Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, each party to this Agreement has been and is permitted to disclose the tax treatment and tax structure of the Merger effective no later than the earlier of the date of the public announcement of discussions relating to the Merger, the date of the public announcement of the Merger, or the date of the execution of this Agreement (with or without conditions) to enter into the Merger. This permission to disclose includes the ability of each party to this Agreement to consult, without limitation of any kind, any tax advisor (including a tax advisor independent from all other entities involved in the Merger) regarding the tax treatment or tax structure of the Merger. This provision is intended to comply with Section 1.6011-4(b)(3)(ii)(B) of the Treasury Regulations and shall be interpreted consistently therewith. The parties to this Agreement acknowledge that this written authorization does not constitute a waiver by any party of any privilege held by such party pursuant to the attorney-client privilege or the confidentiality privilege of Internal Revenue Code Section 7525(a).

                  (n) Employee Benefit Plans.

                           (i)      Schedule 2.14(a) lists (i) all Company
Employee Plans, (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of Company or a Member of the Controlled Group, and (iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which Company or any Member of the Controlled Group maintains, to which any of them contributes, or for which any of them has any obligation or liability (collectively, the "Company Employee Plans").

                           (ii)     None of the Company Employee Plans is a
Pension Plan, and neither Company nor any Member of the Controlled Group has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Pension Plan.

                           (iii)    None of the Company Employee Plans is a
Multiemployer Plan, and neither Company nor any Member of the Controlled Group has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan.

                           (iv)     Company does not maintain or contribute to
any plan that provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA or applicable state of local law.

                           (v)      Each Company Employee Plan which is an
Employee Benefit Plan complies in all material respects by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules and regulations currently in effect and applicable to the Company Employee Plan, including but not limited to ERISA and the Code.

                           (vi)     To Company's Knowledge, all reports, forms
and other documents required to be filed with any government entity or furnished to employees, former employees or beneficiaries with respect to any Company Employee Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and furnished and are accurate.

                           (vii)    Each of the Company Employee Plans that is
intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service so to qualify after January 1, 1989, and each trust maintained pursuant thereto has been determined by the Internal Revenue Service to be exempt from taxation under Section 501 of the Code or there is remaining a period of time under applicable regulations in which to apply for such determination without penalty. To the Company's knowledge nothing has occurred since the date of the Internal Revenue Service's favorable determination letter that could adversely affect the qualification of the Company Employee Plan and its related trust. Company and each Member of the Controlled Group have timely amended and operated each of the Company Employee Plans to comply with the Small Business and Job Protection Act of 1996 and subsequent legislation enacted through the date hereof, and Section 501 of the Code.

                           (viii)   All contributions for all periods ending
prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) have been timely made prior to the Closing Date by Company.

                           (ix)     All insurance premiums have been paid in
full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Company Employee Plans for plan years ending on or before the Closing Date.

                           (x)      With respect to each Company Employee Plan:

                                    (A) no prohibited transactions (as defined
in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available;

                                    (B) no material action or claims (other than
routine claims for benefits made in the ordinary course of Company Employee Plan administration for which Company Employee Plan administrative review procedures have not been exhausted) are pending, or, to the knowledge of the Company, threatened against or with respect to the Company Employee Plan, any employer who is participating (or who has participated) in any Company Employee Plan or any fiduciary (as defined in Section 3(21) of ERISA), of the Company Employee Plan;

                                    (C) the Company has no Knowledge of any
facts that could give rise to any such action or claim; and

                                    (D) it provides that it may be amended or
terminated at any time and, except for benefits protected under Section 411(d) of the Code, all benefits payable to current, terminated employees or any beneficiary may be amended or terminated by Company at any time without liability (other than ordinary administrative expenses).

                           (xi)     Neither Company nor any Member of the
Controlled Group has any liability or, to its Knowledge, is threatened with any liability (whether joint or several) (i) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) to a fine under Section 502 of ERISA.

                           (xii)    All of the Company Employee Plans, to the
extent applicable, are in material compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.

                           (xiii)   Company has delivered or made available to
Parent true, correct and complete copies of: (i) all documents creating or evidencing any Company Employee Plan; (ii) all reports, forms and other documents required to be filed with any governmental entity or furnished to employees, former employees or beneficiaries (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA, but excluding individual account statements and tax forms);
(iii) all IRS determination, opinion, notification and advisory letters and rulings relating to any Company Employee Plan; (iv) all applications and material correspondence to or from the IRS, Department of Labor or any other governmental agency with respect to any Company Employee Plan; and (v) all material written agreements and contracts relating to each Company Employee Plan or its related trust including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts. There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements required to be listed in Schedule 2.14(a).

                           (xiv)    All expenses and liabilities relating to all
of the Company Employee Plans have been, and will on the Closing Date be fully and properly accrued on Company's books and records and disclosed in accordance with generally accepted accounting principles and in Company Employee Plan financial statements.

                  (o) Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, agent or employee of Company or any other third party, (ii) materially increase any benefits otherwise payable by Company or (iii) result in the acceleration of the time of payment or vesting of any such benefits except as required under Code Section 411(d)(3).

                  (p) Employee Matters.

                           (i)      Schedule 2.16(a) of Company Disclosure
Schedule contains a list of all employees of Company (including any employee on a leave of absence), showing for each employee their respective titles and base annualized cash compensation.

                           (ii)     Schedule 2.16(b) of Company Disclosure
Schedule contains a list of individuals who are currently performing services for Company business and are classified as "consultants" or "independent contractors," and the respective cash compensation of each such "consultant" or "independent contractor."

                           (iii)    Company has no collective bargaining
agreements, union Contracts or similar Contracts with any of its employees. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, materially affecting Company or any of its employees. There is not now pending, and to the Knowledge of Company, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

                           (iv)     Except as set forth in Schedule 2.16(d) of
Company Disclosure Schedule, the employment of each of Company's employees is terminable by Company at will; no employee of Company has been granted the right to continued employment by Company or to any material compensation following termination of employment with Company; and no employee has any agreement or contract, written or verbal, regarding his employment. Company has delivered to Parent accurate and complete copies of all employee manuals and handbooks, policy statements, employment agreements and other materials relating to the employment of the current and former employees of Company.

                           (v)      To Company's Knowledge, no employees of
Company are in violation of any material term of any employment contract, patent disclosure agreement, enforceable noncompetition agreement, or any enforceable restrictive covenant to a former employer relating to the right of any such employee to be employed by Company because of the nature of the business conducted or presently proposed to be conducted by Company or to the use of trade secrets or proprietary information of others and the performance of Company's Contracts with its independent contractors, will not result in any such violation. Company has not received any notice (written or otherwise) alleging that any such violation has occurred. Since January 1, 2003, there has been no resignation or termination of any officer of Company. To the Knowledge of Company, no officer or key employee, or any group of employees, intends to terminate his, her or their employment with Company.

                           (vi)     Company is in compliance in all material
respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Company has withheld all material amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.

                           (vii)    Company is not liable for any material
payment to any trust or other fund or to any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against Company under any workers compensation plan or policy or for long term disability. There are no controversies pending or, to the Knowledge of Company, threatened, between Company and any of its employees, which controversies have or could reasonably be expected to result in a Proceeding, claim, arbitration or investigation before any Governmental Body.

                  (q) Interested Party Transactions. Company is not indebted to any director, officer, employee or agent of Company (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to Company.

                  (r) Insurance. Company has policies of insurance and bonds of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of Company, which policies are listed on Schedule
2.18. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Company is otherwise in compliance with the terms of such policies and bonds. Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

                  (s) Compliance With Laws. Company has complied with, is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership of its assets or operation of its business, except for such violations or failures to comply as, individually or in the aggregate, could not be reasonably expected to have a Company Material Adverse Effect. Company has not received, at any time, any written notice or other communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement by Company.

                  (t) Minute Books. All minute books of Company have been made available to Parent and the minute books contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Company through the date of this Agreement. There are no material actions taken by Company or its board of directors (or any committee thereof) or shareholders which are not summarized or described in the minutes of Company provided to Parent.

                  (u) Brokers' and Finders' Fees. Except for fees due to Alliant Partners, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                  (v) Voting Agreements; Irrevocable Proxies. Certain officers, directors and/or affiliates of Company listed on Schedule 2.22 (collectively the "Named Shareholders") have executed concurrently with the execution of this Agreement, an Affiliate Voting Agreement substantially in the form attached hereto as Exhibit C ("Affiliate Voting Agreement"), and an Irrevocable Proxy attached thereto as Attachment A ("Irrevocable Proxies") pursuant to which each such Company Shareholder have agreed in writing to vote for approval of the Merger.

                  (w) Vote Required. The affirmative vote of the holders of Company Capital Stock who collectively hold (i) more than fifty percent (50%) of the outstanding Company Preferred Stock; and (ii) more than fifty percent (50%) of the outstanding Company Common Stock on the record date set for the Company Shareholders Meeting is the only vote of the holders of any of Company's Capital Stock necessary to approve this Agreement and the transactions contemplated hereby.

                  (x) Board Approval. The Board of Directors of Company has (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the shareholders of Company and is on terms that are fair to such shareholders, and (iii) recommended that the shareholders of Company approve this Agreement and the Merger.

                  (y) Inventory. The inventories shown on the Company Financial Statements or thereafter acquired by Company consist of items of a quantity and quality useable or salable in the ordinary course of business. Since the Company Balance Sheet Date, Company has continued to replenish inventories in a normal and customary manner consistent with past practices. Company has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of Company, which is consistent with its past practice and in accordance with GAAP applied on a consistent basis. Since the Company Balance Sheet Date, due provision was made on the books of Company in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

                  (z) Accounts Receivable. Subject to any reserves set forth in the Company Financial Statements, the accounts receivable shown on the Company Financial Statements represent, to the Knowledge of Company, bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Company Financial Statements was calculated in accordance with GAAP and, to Company's Knowledge is sufficient to provide for any losses which could reasonably be expected to be sustained on realization of the receivables.

                  (aa) Customers and Suppliers. No customer which individually accounted for more than ten percent (10%) of Company's gross revenues during the twelve (12) months prior to the Execution Date, and no material supplier of Company, has cancelled or otherwise terminated or made any written threat to Company to cancel or otherwise terminate its relationship with Company, or has materially decreased its services or supplies to Company below historical levels, in the case of any such supplier, or its usage of the services or products of Company below historical levels, in the case of any such customer, and to Company's Knowledge, except as set forth on Schedule 2.27, no such supplier or customer intends to cancel or otherwise terminate its relationship with Company or to materially decrease its services or supplies to Company or its usage of the services or products of Company below historical levels, as the case may be. Company has not knowingly breached, so as to provide a benefit to such customer or supplier that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Company.

                  (bb) Material Contracts. Except for the Contracts described in
Schedule 2.28 (collectively, the "Material Contracts"), Company is not a party to or bound by any material Contract, including without limitation:

                           (i)      any distributor, sales, advertising, agency
or manufacturer's representative Contract;

                           (ii)     any continuing Contract for the purchase of
materials, supplies, equipment or services involving in the case of any such Contract more than $25,000 over the life of the Contract;

                           (iii)    any Contract that expires or may be renewed
at the option of any Person other than Company so as to expire more than one (1) year after the date of this Agreement;

                           (iv)     any trust indenture, mortgage, promissory
note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

                           (v)      any Contract for capital expenditures in
excess of $25,000 in the aggregate;

                           (vi)     any Contract limiting the freedom of Company
to engage in any line of business or to compete with any other Person as that term is defined in the Exchange Act, as defined herein, or any confidentiality, secrecy or non-disclosure Contract other than non-disclosure agreements entered into in the ordinary course of business or in connection with any proposed sale or acquisition of the Company; (vii) any confidentiality, secrecy or non-disclosure Contract, which individually or in the aggregate, materially affects or could be reasonably anticipated to materially affect the business or operations of Company other than non-disclosure agreements entered into in the ordinary course of business or in connection with any proposed sale or acquisition of the Company;

                           (viii)   any Contract pursuant to which Company is a
lessor of real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

                           (ix)     any Contract with any Person with whom
Company does not deal at arm's length;

                           (x)      any Contract of guarantee, support,
indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person; or

                           (xi)     any Contract that cannot be terminated by
the Company (or Parent or Surviving Entity after the Closing) within thirty (30) days or less prior notice without a fee in excess of $10,000.

                  (cc) No Breach of Material Contracts. All Material Contracts are in written form. Company has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of any Material Contract. Each of the Material Contracts is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or, to Company's Knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would become a default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts (as amended) have been delivered to Parent.

                  (dd) Material Third Party Consents. Schedule 2.30 lists all Contracts that require a novation or consent to the Merger or change of control, as the case may be, prior to the Effective Time so that such Contracts may remain in full force and effect after the Closing (the "Contracts Requiring Novation or Consent to Change of Control").

                  (ee) Real Property.

                           (i)      Company currently does not and has never
owned any real property.

                           (ii)     Schedule 2.31(b) sets forth a list of all
leases, licenses or similar agreements to which Company is a party, that are for the use or occupancy of real estate owned by a third party ("Leases") (copies of which have previously been furnished to Parent), in each case, setting forth the street address of each property covered thereby (the "Leased Premises"). The Leases are in full force and effect in all material respects and have not been amended except as disclosed in Schedule 2.31(b). Company is not and, to the Knowledge of Company, no other party thereto is in default under any such Lease. To the Knowledge of Company, no event has occurred that, with the passage of time or the giving of notice or both, would cause a default under any of such Leases. Company has valid leasehold interests in each of the Leased Premises, which leasehold interest is free and clear of any Encumbrances caused by Company of any nature whatsoever other than Permitted Liens.

                           (iii)    With respect to the Leased Premises, (i)
there are no pending or, to the Knowledge of Company, threatened condemnation proceedings, suits or administrative actions relating to any Leased Premises that could be reasonably likely to materially and adversely effect the Company's current continuous use or occupancy thereof, (ii) all improvements, buildings and systems on any such parcel are in good operating condition, (iii) to the Knowledge of Company, there are no Contracts granting to any party or parties the right of use or occupancy of, or any other interest in the Leased Premises;
(iv) there are no parties (other than Company) currently in possession of the Leased Premises, and (v) the Company has obtained all material licenses, permits, variances, approvals and authorizations required from all governmental authorities or private parties having jurisdiction over the Leased Premises for Company's use, operation and occupancy of the Leased Premises.

                  (ff) Information Statement. The information relating to Company included in the Rule 506 Documents shall not, at the time the Information Statement is mailed to the Company

Shareholders and at all times subsequent thereto (through and including the Effective Date), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or information should be discovered by Company which should be set forth in an amendment to the Rule 506 Documents, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent and relating to Parent which is contained in the Rule 506 Documents.

                  (gg) Export Control Laws. The Company has conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing, the Company represents and warrants that:

                           (i)      The Company has obtained all export licenses
and other approvals required for its exports of products, software and technologies from the United States;

                           (ii)     The Company is in compliance with the terms
of all applicable export licenses or other approvals;

                           (iii)    There are no pending or, to the Company's
Knowledge, threatened claims against Company with respect to such export licenses or other approvals;

                           (iv)     To the Company's Knowledge there are no
actions, conditions or circumstances pertaining to the Company's export transactions that may give rise to any future claims; and

                           (v)      No consents or approvals for the transfer of
export licenses to Parent are required, or such consents and approvals can be obtained expeditiously without material cost.

         Bank Accounts. Schedule 2.34 accurately sets forth, with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution:

                           (vi)     the name of the institution at which such
account is maintained;

                           (vii)    the name in which such account is maintained
and the account number of such account;

                           (viii)   a description of such account and the
purpose for which such account is used;

                           (ix)     the balance in such account as of April 30,
2003; and

                           (x)      the names of all individuals authorized to
draw on or make withdrawals from such account.

         There are no safe deposit boxes or similar arrangements maintained by or for the benefit of the Company.

         No Trading. Since April 9, 2003 through and including the date hereof (excluding any shares of Parent Common Stock issued to the Company Shareholders pursuant to this Agreement), neither the Company, nor, to the Company's Knowledge, the Company Shareholders or any of their respective beneficiaries, subsidiaries or Affiliates have purchased, sold (including any short sale) or otherwise traded any securities of the Parent, other than as contemplated by this Agreement.

                  (hh) Representations Complete. None of the representations or warranties made by the Company herein or in any Exhibit or Schedule hereto, including the Company Disclosure Schedule, or in any certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

         3.

[INTENTIONALLY OMITTED]

         4.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                  (a) Organization, Standing and Power. Parent is a corporation and Merger Sub is a limited liability company each duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization. Parent and Merger Sub each have the corporate power to own their respective properties and to carry on their respective businesses as now being conducted and as proposed to be conducted and are each duly qualified to do business and are in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Parent or Merger Sub. Neither Parent nor Merger Sub is in violation of any of the provisions of its respective Articles of Incorporation, Certificate of Formation, Bylaws or Limited Liability Company Agreement or equivalent organizational documents.

                  (b) Capital Structure. The authorized capital stock of Parent consists of 5,000,000 shares of Preferred Stock, $0.001 par value, of which none are issued and outstanding and 30,000,000 shares of Common Stock, $0.001 par value, of which 20,822,586 shares were issued and outstanding as of the close of business on May 1, 2003. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable.

                  (c) Authority.

                           (i)      Parent and Merger Sub each have all
requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the other Transaction Agreements to which it is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement and the other Transaction Agreements to which it is a party have been (or will be as of the Closing) duly executed and delivered by each of Parent and Merger Sub and constitutes (or will constitute as of the Closing) the valid and binding obligations of Parent and Merger Sub enforceable against each in accordance with its terms.

                           (ii)     The execution and delivery of this Agreement
by Parent and Merger Sub do not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or Certificate of Formation or Limited Liability Company Agreement of Merger Sub, as amended, or (ii) any material mortgage, indenture, lease, Contract, Order, or Legal Requirements applicable to Parent, Merger Sub or their respective properties or assets.

                           (iii)    No consent, approval, order or authorization
of, or registration, declaration or filing with, any Governmental Body, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, together with the required officers' certificates, as provided in Section 1.2, (ii) the filing of the Agreement of Merger, together with the required officers' certificates, as provided in Section 1.2, (iii) the filing of a Form 8-K with the SEC, (iv) any filings as may be required under applicable Legal Requirements, (v) such filings as may be required under HSR or other Antitrust Laws, (vi) the filing with the Nasdaq Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger and upon exercise of the options formerly under the Company Stock Option Plan and converted into Parent Options, (vii) the filing of a registration statement on Form S-8 with the SEC, or other applicable form covering the shares of Parent Common Stock issuable pursuant to outstanding options formerly under the Company Stock Option Plan and converted into Parent Options, (viii) the filing by a Form S-3 with the SEC, and (viii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

                  (d) SEC Documents; Financial Statements. Parent has made available to Company each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Parent since December 31, 2002 (collectively, the "Parent SEC Documents") and will promptly make available to Company all Parent SEC documents filed prior to the Effective Time. In addition, Parent has made available to Company all exhibits to the Parent SEC Documents filed prior to the date hereof, and will promptly make available to Company all exhibits to any additional Parent SEC Documents filed prior to the Effective Time. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the "Parent Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent as of the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

                  (e) Litigation. Except as set forth in the Parent SEC Documents, there is no Proceeding pending before any Governmental Body against Parent or any of its properties or officers or directors (in their capacities as such), that could reasonably be expected to have a Parent Material Adverse Effect.

                  (f) Broker's and Finders' Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                  (g) Representations Complete. None of the representations or warranties made by Parent herein or in any Exhibit or Schedule hereto, or any certificate furnished by Parent pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

         5.

CONDUCT PRIOR TO THE EFFECTIVE TIME

                  (a) Conduct of Business of Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Parent), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Company further agrees to pay all debts and Taxes when due, subject (i) to good faith disputes over such debts or Taxes and (ii) to Parent's consent to the filing of material Tax Returns (which consent shall not be unreasonably withheld or delayed), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Company agrees to promptly notify Parent of any event or occurrence which could reasonably be expected to have a Company Material Adverse Effect.

                  (b) Restriction on Conduct of Business of Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in
Schedule 5.2 to the Company Disclosure Schedule or as expressly contemplated by this Agreement, Company shall not do, cause or permit any of the following, without the prior written consent of Parent which such consent shall not be unreasonably withheld:

                           (i)      Charter Documents. Cause or permit any
amendments to its Articles of Incorporation, Bylaws or other charter documents except for any such amendments necessitated by the terms of the transactions contemplated by this Agreement;

                           (ii)     Dividends; Changes in Capital Stock. Declare
or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock; or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

                           (iii)    Stock Option Plans. Accelerate, amend or
change the period of exercisability or vesting of Company Options or other rights granted under the Company Stock Option Plan or authorize cash payments in exchange for any Company Options or other rights granted under any plan;

                           (iv)     Material Contracts. Enter into any Material
Contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts; provided however, that Company shall not enter into any new Contract or commitment for the purchase of products or supplies in an amount in excess of $25,000, in any one case, or $50,000 in the aggregate; provided further that Company shall not, under any currently existing Contract or commitment for the purchase of products or supplies, purchase or commit to purchase products or supplies in an amount in excess of $50,000 in the aggregate; and, provided, further, that Company shall not enter into any Contract or commitment (i) which grants any third party exclusive rights, (ii) which provides any third party with equity, as compensation or otherwise, or
(iii) with any third party which could reasonably be deemed to be a competitor of Parent;

                           (v)      Issuance of Securities. Issue, deliver or
sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of Company Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement or granted pursuant to clause (ii) of this Section 5.2(e) subsequent to the date hereof, and (ii) the grant of Company Options, during the period commencing April 9, 2003 and ending on the Effective Date, to purchase up to an aggregate of 300,000 shares of Company Common Stock pursuant to the Company Stock Option Plan, provided however, Company shall be required to obtain the consent of Parent to the determination of the exercise price of such granted options, which consent shall not be unreasonably withheld;

                           (vi)     Intellectual Property. Transfer to any
Person any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice; provided that Company will promptly disclose any such transfer to Parent;

                           (vii)    Exclusive Rights. Enter into or amend any
Contracts pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

                           (viii)   Dispositions. Sell, lease, license or
otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, except for sales of products in the ordinary course;

                           (ix)     Indebtedness. Incur any indebtedness for
borrowed money under existing credit lines or otherwise or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                           (x)      Leases. Enter into any operating lease;

                           (xi)     Payment of Obligations. Pay, discharge or
satisfy in an amount in excess of $10,000 in any one case or $25,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements;

                           (xii)    Capital Expenditures. Make any capital
expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice and in an amount which does not exceed $10,000 in the aggregate;

                           (xiii)   Insurance. Materially reduce the amount of
any insurance coverage provided by existing insurance policies;

                           (xiv)    Termination or Waiver. Terminate or waive
any right of substantial value;

                           (xv)     Employee Benefit Plans; New Hires; Pay
Increases. Except as otherwise contemplated by this Agreement, adopt or amend any employee benefit or stock purchase or option plan, except as required under ERISA or except as necessary to maintain the qualified status of such plan under the Code, or hire any new director level or officer level employee, or increase the annual level of compensation of any employee, or grant any bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, except in the ordinary course of business and in amounts consistent with past practices; provided, however, that the Company shall have the right to (i) declare and pay up to $300,000 of cash bonuses to employees of the Company during the period commencing on April 9, 2003 and ending at the Effective Time (the "Pre-Closing Bonuses") and (ii) the grant of Company Options, during the period commencing April 9, 2003 and ending the Effective Time, to purchase up to an aggregate of 300,000 shares of Company Common Stock pursuant to the Company Stock Option Plan prior to the Effective Time, provided, however, Company shall be required to obtain the consent of Parent to the determination of the exercise price of such granted options, which Consent shall not be unreasonably withheld;

                           (xvi)    Severance Arrangements. Grant any severance
or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to written agreements outstanding on the date hereof;

                           (xvii)   Lawsuits. Commence a Proceeding other than
(i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, or (iii) for a breach of this Agreement;

                           (xviii)  Acquisitions. Engage in any Acquisition
Transaction;

                           (xix)    Taxes. Make or change any material election
in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                           (xx)     Revaluation. Revalue any of its assets,
including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

                           (xxi)    Other. Take or agree in writing or otherwise
to take, any of the actions described in Sections 5.2(a) through (t) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

         No Solicitation. Company and its subsidiaries and the officers, directors, employees or other agents of Company and its subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to Company or any of it subsidiaries to, or afford access to the properties, books or records of Company or any of its subsidiaries to, any person that has advised Company that it may be considering making, or that has made, a Takeover Proposal. Company shall not, and shall not permit any of its officers, directors, employees or other representatives to agree to or endorse any Takeover Proposal. Company will promptly notify Parent after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to Company or any of its subsidiaries or for access to the properties, books or records of Company or any of its subsidiaries by any person that has advised Company that it may be considering making, or that has made, a Takeover Proposal and will keep Parent fully informed of the status and details of any such Takeover Proposal notice, request or any correspondence or communications related thereto and shall provide Parent with a true and complete copy of such Takeover Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a written summary thereof, if it is not in writing.

         6.

ADDITIONAL AGREEMENTS

                  (a) Blue Sky. Company shall cooperate with Parent with respect to any qualification for exemption from registration under federal securities laws, or for qualification or exemption under state securities or "blue sky" laws, pursued by Parent with respect to the shares of Parent Common Stock to be issued pursuant to this Agreement. Without limiting the generality of the foregoing, the Company shall promptly: (i) provide to Parent all pertinent information concerning the Company, its capital stock and the Company Shareholders; and (ii) promptly review and comment on any documents or drafts supplied by Parent.

                  (b) Access to Information; Disclosure Schedule Updates.

                           (i)      Upon reasonable notice, Company shall afford
Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, provided that such access does not cause disruption to the day-to-day operation of Company, to (i) all of Company's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Company as Parent may reasonably request. Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

                           (ii)     Subject to compliance with applicable law,
from the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with its terms, Company and Parent shall confer on operational matters of materiality and the general status of ongoing operations of Company.

                           (iii)    No information or knowledge obtained in any
investigation after the Execution Date pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger; provided, however that Company shall promptly inform Parent of any such information or knowledge obtained in its investigation which would reasonably be likely to have a Company Material Adverse Effect. Additionally, during the period from the date hereof and prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, Company shall promptly notify Parent in writing of:

                                    (A)      the discovery of any event,
condition, fact or circumstance which causes, caused, constitutes or constituted a breach of any representation or warranty made by Company in this Agreement or any other agreement contemplated hereby to the extent that such event, condition, fact or circumstance would cause the condition in Section 7.3(a) of this Agreement not to be satisfied;

                                    (B)      any material breach of any covenant
or obligation by Company; and

                                    (C)      any event, condition, fact or
circumstance that may make the timely satisfaction of any of the covenants or conditions set forth in this Article VI or Article VII impossible or unlikely.

                           (iv)     If any event, condition, fact or
circumstances that is required to be disclosed pursuant to Section 6.2(c) requires any material change in Company's Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming Company's Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstances, then Company shall promptly deliver to Parent an update to its Disclosure Schedule specifying such change (a "Disclosure Schedule Update"). Notwithstanding anything therein to the contrary, no such update shall be deemed to supplement or amend Company's Disclosure Schedule for the purpose of (A) determining the accuracy of any of the representations and warranties made by such party in this Agreement, or (B) determining whether any of the conditions set forth in Article VII has been satisfied.

                           (v)      Company shall provide Parent and its
accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of Company's Tax Returns and other records and workpapers relating to Taxes, provided that such access does not cause disruption to the day-to-day operation of Company, and shall provide to Parent and its representatives the following information promptly upon the request of Parent: (i) the types of Tax Returns being filed by Company in each taxing jurisdiction, (ii) the year of the commencement of the filing of each such type of Tax Return, (iii) all closed years with respect to each such type of Tax Return filed in each jurisdiction,
(iv) all material Tax elections filed in each jurisdiction by Company, (v) any deferred intercompany gain with respect to transactions to which Company has been a party, and (vi) receipts for any Taxes paid to foreign Tax authorities.

                  (c) Confidentiality. The parties acknowledge that Parent and Company have previously executed a mutual non disclosure agreement dated December 11, 2002 (the

"Confidentiality Agreement"), a copy of which is attached hereto as Exhibit D, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

                  (d) Public Disclosure. Company and Parent will consult with each other before issuing any press releases or other public statements and neither party, without the other party's prior consent, may issue press releases or otherwise make any public statements or make any other public (or non-confidential) disclosures (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby (which consent shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the Nasdaq Stock Market.

                  (e) Consents; Cooperation. Company shall use commercially reasonable efforts to furnish Parent, on or prior to the Closing Date, with evidence satisfactory to it of the consent or approval of those Persons whose consent or approval shall be required in connection with the Merger under the contracts of Company set forth, on Schedule 2.30.

                  (f) Affiliate Voting Agreement and Proxies and Holder Representation and Lock-Up Agreement.

                  Company shall use commercially reasonable efforts, on behalf of Parent, and pursuant to the request of Parent, to cause all Named Shareholders to execute and deliver to Parent an Affiliate Voting Agreement substantially in the form of Exhibit C and an Irrevocable Proxy substantially in the form of Attachment A attached thereto concurrently with the execution of this Agreement.

                  Company shall use commercially reasonable efforts to deliver or cause to be delivered to Parent no later than five (5) days prior to the Closing from each Company Shareholder, and from each holder of a Company Warrant or of a vested Company Option (or a Company Option which will vest on or prior to the Closing Date), an executed Holder Representation and Lock-Up Agreement (the "Holder Representation and Lock-Up Agreement") substantially in the form attached hereto as Exhibit E.

                  (g) Legal Requirements. Each of Parent and Company shall take all reasonable actions necessary to comply promptly with all Legal Requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Body or other Person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

                  (h) Company Options and Company Warrants.

                           (i)      Company Options. As soon as practicable
following the date of this Agreement, the Company shall obtain all such agreements and consents as may be required to effect the provisions of this Section 6.8. At the Effective Time, the Company Stock Option Plan, and each outstanding Company Option under the Company Stock Option Plan, whether vested or unvested, will be assumed by Parent and each such option will be converted into an option to purchase shares of Parent Common Stock (each a "Parent Option"). Schedule 6.8(a) hereto sets forth a true and complete list as of the date hereof of all holders of outstanding Company Options under the Company Stock Option Plan, including the number of shares of Company Capital Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, Company shall deliver to Parent an updated Schedule 6.8(a) hereto current as of such date. Each such Company Option so converted into a Parent Option under this Agreement shall be subject to the terms and conditions set forth in the Company Stock Option Plan and the agreement relating to such option except that (i) such option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Share Exchange Ratio and rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Parent Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time less the Cash Exchange Ratio by the Share Exchange Ratio, rounded up to the nearest whole cent. It is the intention of the parties that the assumed Company Options qualify, to the maximum extent permissible, following the Effective Time, as incentive stock options, as defined in Section 422 of the Code, to the extent the Company Options so assumed qualified as incentive stock options prior to the Effective Time.

                           (ii)     Assignment of Repurchase Options. Any
outstanding rights of Company held immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock (the "Repurchase Options") shall be assigned to Parent in the Merger and shall thereafter be exercisable by Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to the Repurchase Options and the purchase price per shall be adjusted to reflect the Share Exchange Ratio.

                           (h) Company Warrants. At the Effective Time, each
outstanding warrant to purchase shares of Company Common Stock will be converted into a warrant to purchase shares of Parent Common Stock (each a "Parent Warrant"). Schedule 6.8(c) hereto sets forth a true and complete list as of the date hereof of all holders of outstanding Company Warrants, including the number of shares of Company Capital Stock subject to each such warrant, the exercise price per share and the term of each such warrant. On the Closing Date, Company shall deliver to Parent an updated Schedule 6.8(c) hereto current as of such date. Each such Company Warrant so converted into a Parent Warrant that will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such warrant immediately prior to the Effective Time multiplied by the Share Exchange Ratio and rounded down to the nearest whole number of shares of Parent Common Stock and the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such replacement Parent Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such warrant was exercisable immediately prior to the Effective Time less the Cash Exchange Ratio by the Share Exchange Ratio, rounded up to the nearest whole cent.

                  1.2 Employees.

                           (iii)    Employment Offers. Parent shall offer
employment by Surviving Entity effective as of the Closing Date and contingent upon the Closing to certain employees of the Company set forth on Schedule 6.9(a) and on such terms as set forth on Schedule 6.9(a). The Company shall use commercially reasonable efforts to (i) encourage the Company's employees to continue their employment with the Company until Closing and thereupon to accept employment with the Surviving Entity and (ii) assist Surviving Entity in employing such Company employees. Subject to Section 6.10 below, nothing in this Section shall be construed to entitle any Company employee to continue his or her employment with Surviving Entity for any period of time, nor to interfere with the rights of Parent, Surviving Entity or the Company to discharge or discipline any Company employee, to change the terms of any Company's employment, or to amend or terminate any employee benefit plans at any time.

                           (iv)     Employment and Noncompetition Agreements.
Concurrently herewith, Alex Wong shall execute and deliver to Parent an Employment and Noncompetition Agreement in the form attached hereto as Exhibit G (the "Employment and Noncompetition Agreement"). Each of Joe Tanios Keirouz and Kwok Yin Chan (together with Alex Wong, the "Key Shareholders") shall execute and deliver to Parent a Noncompetition Agreement in the form attached hereto as Exhibit H (the "Noncompetition Agreement").

                           (v)      Company Employee Option Pool. Promptly
following the Closing, Parent will make available for grants to the employees of the Surviving Entity identified on Schedule 6.9(c) hereto options to purchase shares of Parent Common Stock as further described on Schedule 6.9(c).

                           (a) Retention Bonus. Subject to and following the
consummation of the Merger, Parent shall establish, or provide the Surviving Entity funds to establish, a retention bonus fund allocated to the employees of the Surviving Entity identified on Schedule 6.9(d) hereto with the terms of such bonuses as further described on Schedule 6.9(d).

                  1.3 Termination of Employee Plans.

                           (a) If requested by Parent, Company shall,
immediately prior to the Closing Date, terminate any one or more of the Company Employee Plans, provided that, as conditions of such termination, (i) Company's employees who become employees of Parent and/or the Surviving Entity shall receive employee benefits which are the same as those provided from time to time by Parent and its subsidiaries to their respective similarly situated employees; and (ii) Company's employees shall be eligible to participate in Parent's 401(k) plan immediately following the Closing Date, subject to compliance with the eligibility provisions of such plan.

                           (b) In the event Parent requests in writing no less
than five (5) days before the Closing Date that Company's 401(k) Profit Sharing Plan ("Company 401(k) Plan") be terminated, Company shall adopt resolutions and shall take all other actions (including, but not limited to, amending such plan to comply with the applicable provisions of the Uruguay Round Agreements Act of 1994, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayers' Relief Act of 1997, and the IRS Restructuring and Reform Act of 1998, the Community Renewal Tax Relief Act of 2000, and the Economic Growth and Tax Relief Reconciliation Act of 2001) necessary to effect the termination of the Company 401(k) Plan, such termination to be effective no later than the Closing Date. If applicable, Company shall provide to Parent (A) executed resolutions by the Board of Directors of Company authorizing the termination of the Company 401(k) Plan and (B) if applicable, an executed amendment to the Company 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of such plan will be maintained at the time of termination.

                           (c) Parent and/or Surviving Entity shall provide or
cause to be provided that under each employee benefit plan, policy, program or arrangement where service is relevant to a determination of an employee's eligibility to participate, vesting, or level or amount of benefits, employees of Company who become employees of Parent and/or the Surviving Entity shall be credited with their period of service with Company prior to the Closing, to the extent permitted by applicable law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rules. Parent and/or the Surviving Entity shall make available, or cause to be made available, to those employees of Company who become employees of Parent and/or the Surviving Entity, medical, dental, disability and other welfare benefits plans and programs, to the extent the same is offered by Parent and/or the Surviving Entity generally to their respective employees and shall us commercially reasonable efforts to make such coverage available, without regard to any preexisting condition limitation, waiting periods, actively-at-work requirement or similar limitation, provided, and only to the extent, that any analogous restriction applied to such employee under an analogous plan of Company had been satisfied as of the Closing Date. In determining an employee's share of the cost of coverage under any plan or program of Parent and/or the Surviving Entity for the year in which the Closing occurs, Parent and/or the Surviving Entity shall make commercially reasonable efforts to credit the employee with any pre-Closing co-pays and deductibles made by or on behalf of such employee under each comparable plan maintained by Company prior to the Effective Time for such year.

                  (i) Escrow Agreement. On or before the Effective Time, the Escrow Agent, the Shareholders' Agent (as defined in Article IX hereto), Company and Parent will execute the Escrow Agreement contemplated by Article IX in substantially the form attached hereto as Exhibit I ("Escrow Agreement").

                  (j) Form S-8. Parent agrees to use commercially reasonable efforts to file, no later than ten (10) days after the Closing (provided that Parent has received within five (5) days after the Closing all option documentation relating to the outstanding Company Options), (i) a registration statement on Form S-8 under the Securities Act covering the shares of Parent Common Stock issuable pursuant to assumed Company Options (or any successor or other appropriate forms) or on another appropriate form of registration statement for any such shares of Parent Common Stock which are not registrable on Form S-8 and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. Company will cooperate and assist Parent in the preparation of such registration statement(s).

                  (k) Expenses. All costs and expenses incurred in connection with this Agreement, the Certificate of Merger, the Agreement of Merger, the other Transaction Agreements and the Transactions shall be paid by the party incurring such expense; provided, however, that if the Merger is not consummated, Parent shall be reimbursed by the Company for fees and expenses, up to a maximum of $50,000, of outside accountants/auditors that performed accounting or auditing services in relation to the Company, which fees and expenses were paid or are payable by the Parent. Notwithstanding the foregoing, if the Merger is consummated, the Company shall not incur more than (i) $300,000 in fees and expenses related to the Company's investment bankers (the "Banker Fee Cap"); (ii) reasonable fees and expenses of Company relating to Company's outside accountants/auditors (the "Auditor Fee Cap"), (iii) $175,000 in fees and expenses related to the Company's legal counsel (the "Legal Fee Cap"); and (iv) $75,000 in fees and expenses related to the Company's advisors, other than investment bankers, accountants/auditors and legal counsel (the "Miscellaneous Fee Cap," and collectively with the Banker Fee Cap, the Auditor Fee Cap, the Legal Fee Cap, the "Transaction Fee Cap"). Any expenses incurred by Company in excess of the Banker Fee Cap, the Auditor Fee Cap, Legal Fee Cap and Miscellaneous Fee Cap shall be the obligation of the Company Shareholders. Within two (2) business days after the Closing, Company shall present to Parent a certificate ("Transaction Fee Certificate"), duly executed by the President of Company setting forth the final amount of all costs and expenses incurred by the Company in connection with this Agreement, the Certificate of Merger, the Agreement of Merger, the other Transaction Agreements and the Transactions, including fees incurred by the Company's investment bankers (the "Banker Fees"), outside accountants/auditors ("Auditor Fees") legal counsel (the "Legal Fees"), and any other fees (the "Miscellaneous Fees," together with the Banker Fees, Auditor Fees and Legal Fees, the "Transaction Fees"). To the extent that each of the Transaction Fees exceeds the respective Transaction Fee Cap, such excess amounts shall result in a reduction of the Total Initial Cash Consideration equal to the aggregate amount that each of the Transaction Fees exceeds the respective Transaction Fee Cap. After the Closing, if Company receives any invoices for amounts in excess of each of the Transaction Fee Caps (which were not set forth in the Transaction Fee Certificate) it may, with Parent's written approval, pay such fees; provided, however, that the amount of any such payment (whether paid by Company or Parent) shall constitute "Parent Damages" recoverable from the Escrow Fund pursuant to the Escrow Agreement.

                  (l) Treatment as Reorganization. Prior to the Effective Time, each party shall use its best efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and will not take any action that could cause the Merger not to so qualify. Each party shall not take any action after the Effective Time that could cause the Merger not to qualify as a reorganization under Section 368(a) of the Code. Following the Merger, Parent will comply with the record-keeping and information filing requirements of Section 1.368-3 of the Treasury Regulations with respect to the Merger.

                  (m) Best Efforts and Further Assurances. Each of the parties to this Agreement shall use commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                  (n) Takeover Statutes. If any Takeover Statute shall become applicable to the transaction contemplated hereby, Company and the members of the Board of Directors of Company shall grant such approvals and take such actions as are necessary so that the Merger and the transactions contemplated hereby may be commenced as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation in the transaction contemplated hereby, except, in each such case, to the extent required in the exercise of the fiduciary duties of the Board of Directors of Company under applicable law as advised by independent counsel.

                  1.4 [Intentionally Omitted.]

                  (o) Notices. Company shall give all notices and other information required to be given to the employees of Company, any collective bargaining unit representing any group of employees of Company, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement.

                  (p) Waivers of Rights of First Refusal. Company shall cause any Company Shareholders or other parties with rights of first refusal, preemptive rights, rights of first offer, co-sale rights, or other similar rights with respect to the Company Capital Stock, to waive such rights prior to the Closing, including, without limitation, all parties' rights under that certain Right of First Refusal and Co-Sale agreement with the Company, the Series A Investors and certain holders of the Company's common stock, dated as of April 24, 2000 and that certain Shareholders' Agreement with the Series A Investors and certain founders of the Company, dated as of April 24, 2000 and the Shareholders' Agreement with the Series A Investors and certain founders of the Company, dated as of April 24, 2000.

                  (q) Listing of Additional Shares. Parent shall, prior to the Effective Time, cause all shares of Parent Common Stock to be issued pursuant to the terms of this Agreement to be approved for listing on the Nasdaq National Market.

         [Intentionally Omitted.]

         FIRPTA Certificate. Company shall, prior to the Closing Date, provide Parent with a properly executed FIRPTA Notification Letter, substantially in the form of Exhibit J attached hereto, which states that shares of capital stock of Company do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Company shall have provided to Parent, as agent for Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form of Exhibit K attached hereto, along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of Company upon the Closing of the Merger.

         Resignation of Directors and Officers. The directors and officers of Company in office immediately prior to the Effective Time shall have resigned as directors and officers, as applicable, of Company effective as of the Effective Time.

                  (r) Issuance of Restricted Securities.

                           (i)      Shareholders' Consent.

                                    (i)      The Company shall take all action
necessary in accordance with the CGCL and its Articles of Incorporation and Bylaws to call, give notice of, convene and hold the Company Shareholders Meeting or, if requested by Parent, to secure the written consent of its Company Shareholders as soon as possible but no later than 18 days following the date of this Agreement. The Company shall consult with Parent regarding the date of the Company Shareholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Company Shareholders Meeting without the consent of Parent. The Company shall use its reasonable best efforts to solicit from the Company Shareholders proxies or consents in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of Shareholders required to effect the Merger.

                                    (ii)     The Company, in consultation with
Parent, will prepare an Information Statement in compliance with the requirements under the CGCL and Rule 506 under the Securities Act (the "Rule 506 Information Statement"), which shall also include an offering circular prepared by Parent and delivered to the Company within four (4) days of the date hereof, which shall comply as to form and substance in all material respects with the applicable provisions of the Securities Act, the Blue Sky Laws and all rules and regulations promulgated thereunder (the "Offering Circular," and, collectively with the Rule 506 Information Statement, the "Rule 506 Documents") to be used in connection with obtaining the approval by the Company Shareholders of this Agreement. The Company shall not distribute the Rule 506 Documents without Parent's approval; provided, that Parent shall in no way be responsible for any of the content of the Rule 506 Documents except for the Offering Circular and content in the Rule 506 Information Statement as it pertains to and is supplied by Parent. Each of the Company and Parent shall ensure that the Rule 506 Documents do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading with respect to the Company or Parent, as the case may be. For these purposes, the Company, may in consultation with Parent, amend or supplement the Rule 506 Documents, to the extent necessary, to incorporate all information and disclosures required by Rule 506 promulgated under the Securities Act. Whenever either of Company or Parent, as the case may be, obtains any knowledge of any event that should be set forth in an amendment or a supplement to the Rule 506 Documents or Parent disclosure documents, the Company or Parent, as the case may be, will promptly inform Parent or the Company, as the case may be, and will cooperate in mailing to the Company Shareholders as requested by Parent such amendment or supplement.

                                    (iii)    Company, acting through its Board
of Directors, shall, in accordance with its fiduciary duties and all applicable legal requirements and Company's charter and bylaws:

                                             (1) cause the Rule 506 Information
Statement, the Offering Circular, and any other disclosure documents deemed appropriate by Parent and Company to be mailed to the Company Shareholders promptly upon completion thereof and duly call, give notice of, convene and hold as soon as practicable a meeting (or, if requested by Parent, solicit an action by written consent in lieu thereof) of such Company Shareholders for the purpose of voting to approve and adopt this Agreement (and the 280G Payments, to the extent applicable), to the extent required in accordance with legal requirements, and use its best efforts to obtain such Company Shareholder approval;

                                             (2) recommend approval and adoption
of this Agreement (and the 280G Payments, to the extent applicable) and the other transaction agreements to which Company is a party by the Company Shareholders, and include in the Rule 506 Information Statement such recommendation, and take all lawful action to solicit such approval;

                                             (3) submit for the requisite
shareholder approval under Section 280G(b)(5) of the Code any payments or benefits that could be considered "excess parachute payments" within the meaning of Section 280G of the Code (the "280G Payments") to any disqualified individuals listed on Schedule 6.24(a)(iii)(C) of the Company Disclosure Schedule, if any, and shall require each such person to subject his existing benefits and payments to the shareholder approval requirements of Section 280G(b)(5) of the Code, as contemplated in the Proposed Treasury Regulations promulgated thereunder. Company shall deliver to Parent at the Closing a Certificate of its Secretary certifying the Company Shareholders' vote, or the written consent of the Company Shareholders, approving the acceleration of any options or the payment of any other amounts that may result in such payments not being deductible by reason of Section 280G of the Code (the "280G Consent").

         Parent may at its discretion request Company to pursue either a Company Shareholders' Meeting or a solicitation of written consents, and Parent's requesting of either such method shall not preclude a request for the other.

                           (B)      The timing and procedures of such meeting
(or consent solicitation) shall be subject to the reasonable approval of Parent and shall be completed as promptly as practicable.

                  (s) Registration Rights Agreement. Parent and each Company Shareholder shall execute and deliver a Registration Rights and Investment Representations Agreement in the form of Exhibit L attached hereto ("Registration Rights Agreement").

                  (t) Transfer Restrictions. Each share of Parent Common Stock issued at the Closing to any Company Shareholder shall be subject to the transfer restrictions described, and all other provisions set forth, in the form of the Holder Representation and Lock-Up Agreement, as if all such restrictions and provisions were set forth in full in the body of this Agreement, whether or not the Company Shareholder executes and delivers the Holder Representation and Lock-Up Agreement.

                  1.5 Spreadsheet. The Company shall deliver a spreadsheet, (the "Exchange Ratio Spreadsheet") substantially in the form attached hereto as
Schedule 6.27, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing and which shall separately list, as of the Closing, all Company Shareholders and their respective addresses, the number of shares of Company Stock held by such persons (including whether such shares are Company Common Stock or Company Preferred Stock) and the respective certificate numbers, the date of acquisition of such shares, the number of shares of Parent Common Stock and the amount of cash to be issued to each holder, the number of shares, if any, to be paid by the Company Shareholder in settlement of outstanding Company Shareholder loans, the number of shares of Parent Common Stock and the amount of cash to be deposited into the Escrow Fund on behalf of each holder, and such other information relevant thereto or which the Exchange Agent may reasonably request. The Company shall deliver to Parent the Spreadsheet three (3) business days prior to the Closing Date.

                  (u) Indemnification of Officers and Directors. Following the Closing, Parent shall continue to provide, or cause the Surviving Entity to provide each former officer and director of the Company with such indemnification protection for five (5) years following the Effective Time, as such officer and director had prior to the Closing Date, subject to applicable law, the Company's bylaws or articles of incorporation or otherwise, for actions taken in such Person's capacity as an officer or director of the Company.

                  (v) Performance Bonus Pool. Those Company employees listed on
Schedule 6.29(a) (the "Employee Participants") and those holders of Company Warrants listed on Schedule 6.29 (b) (the "Warrant Holder Participants" and, together with the Employee Participants, the "Pool Participants") shall participate, in the percentages specified in Schedule 6.29(a) and (b), in a cash performance bonus pool (the "Performance Pool") of Parent, as follows: The total amount of the Performance Pool shall be a cash amount equal to a product obtained by multiplying (a) 13% by (b) 0.64 by (c) the amount, if any, by which the Net Product Revenues for the Earn-Out Period exceeds $6,000,000. In no event shall the Performance Pool be less than $0.00 or exceed $300,000. In the event of a Business Sale or a Change-in-Control of PLX, the Net Product Revenues for the purpose of calculating the Performance Pool pursuant to this Section 6.29 shall be calculated in the same manner as set forth in Section 1.8(c). Payments from the Performance Pool shall be made on the same date as the date of the Earn-Out Payment. The Performance Pool shall be based on the Net Product Revenues set forth in the Earn-Out Report, as determined by Sections 1.8(c) and 1.8(d) and the Pool Participants shall have no right to dispute the Net Product Revenues amount as determined pursuant to such Sections. Parent shall pay Performance Pool payments, if any, to an Employee Participant (based on such Employee Participant's percentage as set forth in Schedule 6.29) regardless of whether such Employee Participant is an employee of Parent on the date that the Performance Pool payment is payable. Performance Pool payments are not related to any stock options or warrants then held by Pool Participants or to their exercise of such options or warrants.

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         7.

CONDITIONS TO THE MERGER

                  (a) Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                           (i)      Shareholder Approval. This Agreement and the
Merger shall have been approved and adopted by the requisite vote of the Company Shareholders.

                           (ii)     No Injunctions or Restraints; Illegality. No
Order issued by any Governmental Body or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any Proceeding brought by any Governmental Body seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other Order shall have been issued, each party agrees to use commercially reasonable efforts to have such injunction or other Order lifted.

                           (iii)    Governmental Approval. Parent and Company
shall have timely obtained from each Governmental Body all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, and under state blue sky laws.

                           (iv)     Escrow Agreement. Parent, Company, Escrow
Agent and the Shareholder's Agent (as defined in Article IX hereto) shall have entered into an Escrow Agreement substantially in the form attached hereto as
Exhibit I.

                           (v)      Tax Opinion. Each of Parent and Company
shall have received written opinions of its respective legal counsel, in form and substance reasonably satisfactory to Parent or Company, as the case may be, and dated on or about the Closing Date to the effect that on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing on the Closing Date, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and Company is a "party to a reorganization" within the meaning of Section 368(b) of the Code, and such opinions shall not have been withdrawn. The parties to this Agreement agree to make such reasonable representations as requested by the legal counsel of Parent and/or Company for the purpose of rendering such opinions and that such legal counsel are entitled to rely on such representations, substantially in the forms mutually agreed to by the parties.

                  (b) Additional Conditions to Obligations of Company. The obligations of Company to consummate and effect this Agreement and the transactions contemplated hereby

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

shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Company:

                           (i)      Representations, Warranties and Covenants.
Except as disclosed in the Parent Disclosure Schedule dated the date of this Agreement, (i) the representations and warranties of Parent in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Parent shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent as of the Effective Time.

                           (ii)     Certificate of Parent. Company shall have
been provided with a certificate executed on behalf of Parent by an authorized officer to the effect set forth in Section 7.2(a).

                           (iii)    Registration Rights Agreement. Parent shall
have executed and delivered to the Shareholders the Registration Rights
Agreement.

                           (iv)     Opinion. Company shall have received a legal
opinion from Morrison & Foerster LLP, Parent's legal counsel, dated the Closing Date, in substantially the form of Exhibit N.

                           (v)      No Material Adverse Changes. There shall not
have occurred any Parent Material Adverse Effect, nor any event, occurrence or circumstance that could reasonably result in a Parent Material Adverse Effect

                  (c) Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent:

                           (i)      Representations, Warranties and Covenants.
Except as disclosed in the Company Disclosure Schedule dated the date of this Agreement, (i) the representations and warranties of Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality; which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

                           (ii)     Certificates of Company. Parent shall have
been provided with (i) a certificate executed on behalf of Company by its President to the effect set forth in Section 7.3(a) and (ii) the Transaction Fee Certificate.

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

                           (a) Waivers and Terminations. Parent shall have been
furnished with evidence satisfactory to it of the waiver of rights under and the termination of the Right of First Refusal and Co-Sale agreement with the Company, the Series A Investors and certain holders of the Company's common stock, dated as of April 24, 2000 and Shareholders' Agreement with the Series A Investors and certain founders of the Company, dated as of April 24, 2000 pursuant to Section 6.19 hereof.

                           (iii)    Injunctions or Restraints on Conduct of
Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Parent's conduct or operation of the business of Company, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Body, seeking the foregoing be pending.

                           (iv)     Opinion. Parent shall have received a legal
opinion from Wilson Sonsini Goodrich & Rosati, Company's legal counsel, dated the Closing Date, in substantially the form of Exhibit O.

                           (v)      No Material Adverse Changes. There shall not
have occurred any Company Material Adverse Effect, nor any event, occurrence or circumstance that could reasonably result in a Company Material Adverse Effect.

                           (vi)     Issuance of Parent Common Stock. Prior to
the issuance of the Parent Common Stock in the Merger:

                                    (A)      Company Shareholders holding not
less than 90% of the Company Capital stock shall have executed and delivered to Parent a Registration Rights Agreement;

                                    (B)      The Rule 506 Documents shall have
been sent to the Company Shareholders in accordance with Section 6.24(a) via mail, courier service, facsimile, electronic mail or in person; and

                                    (C)      Parent shall reasonably be
satisfied that there are no more than 35 Company Shareholders who are not "accredited investors," and that each Company Shareholder who is not an "accredited investor" shall, either alone or through appropriate representation by a "purchaser representative" (as such terms used in the Securities Act and the rules promulgated thereunder), have such knowledge and experience in financial and business matters that such Company Shareholder is capable of evaluating the merits and risks of the prospective investment in the Parent Common Stock; provided that the execution and delivery of the Registration Rights Agreement with no exceptions to the representations and warranties and a customary investor questionnaire, with reasonably acceptable answers thereon, shall be deemed to satisfy this condition; but provided further, that notwithstanding the above, in the event Parent has a reasonable belief that any relevant representation or the questionnaire is materially untrue or contains a material misstatement of fact, Parent may demand additional reasonable evidence from such Company Shareholder as to such Company Shareholder's investor status.

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

                           (vii)    Certificates of Good Standing. Company
shall, prior to the Closing Date, provide Parent a certificate from the Secretary of State of Delaware and from the Secretary of State of each other state in which Company is qualified to do business as a foreign corporation as to Company's good standing.

                           (viii)   280G Consent. Company shall have delivered
the 280G Consent, if necessary.

                           (b) Dissenters. The holders of no more than ten
percent (10%) of the outstanding shares of Company Capital Stock shall have elected to, or otherwise be entitled to, exercise their rights to dissent from the Merger.

                           (c) Employment and Noncompetition Agreements. Alex
Wong shall have executed and delivered the Employment and Noncompetition Agreement. The remaining Key Shareholders shall each have executed and delivered a Noncompetition Agreement.

                           (d) Holder Representation and Lock-Up Agreements.
Company Shareholders holding not less than 90% of the Company Capital Stock shall have delivered a Holder Representation and Lock-Up Agreement, as provided in Section 6.26 hereof and all other documents required to be delivered thereunder, including, without limitation, evidence, reasonably satisfactory to Parent that (1) each Company Shareholder who is not an individual shall have the authority and power to execute each Transaction Agreement to which it is or is to become a party and the individual executing Transaction Agreements has the authority to do so on the Company Shareholder's behalf; provided that the execution and delivery of a Certificate of Trust by a Company Shareholder which is a trust, and an Incumbency Certificate by a Company Shareholder which is a corporate entity or partnership (in the forms attached as exhibits to the Holder Representation and Lock-Up Agreements) shall be deemed to satisfy this condition; but provided further, that notwithstanding the above, in the event Parent has a reasonable belief that such certificate is materially untrue or contains a material misstatement of fact, Parent may demand additional reasonable evidence from such Company Shareholder as to such authority; and (2) any lienholder over shares of Company Capital Stock shall have agreed to be subject to the transfer restrictions set forth in Section 6.26 hereof or Company Shareholder shall have discharged any such lien.

                           (e) Exchange Ratio Spreadsheet. Parent shall have
received the Exchange Ratio Spreadsheet.

                           (f) Waiver of Change of Control Provisions. On or
before the Closing Date, the Company shall have obtained all consents and waivers necessary, and taken such other actions as may be reasonably determined by Parent to be necessary to ensure that, with respect to each holder of Company Options or Company Warrants, no rights to acquire shares of Company Common Stock pursuant to such Company Options or Company Warrants shall become fully vested and exercisable as a result of the consummation of the transactions contemplated by this Agreement.

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

         8.

TERMINATION, AMENDMENT AND WAIVER

                  (a) Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the Company Shareholders, this Agreement may be terminated:

                           (i)      by mutual consent duly authorized by each
party's Board of Directors in accordance with this Agreement;

                           (ii)     by either Parent or Company, if the Closing
shall not have occurred on or before July 31, 2003 (provided, a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

                           (iii)    by Parent, if (i) Company shall materially
breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within fifteen (15) days of receipt by Company of written notice of such breach provided that the right to terminate this Agreement by Parent under this Section 8.1(c) shall not be available to Parent where Parent is at that time in breach of this Agreement, (ii) the Board of Directors of Company shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Parent or recommended, endorsed, accepted or agreed to a Takeover Proposal or shall have resolved to do any of the foregoing, (iii) Company or any of its officers, directors or other agents shall have failed to comply with Section 5.3, or (iv) for any reason Company fails to call and hold the Company Shareholders Meeting as required by Section
6.25 above;

                           (iv)     by Company, if Parent shall materially
breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within fifteen (15) days following receipt by Parent of written notice of such breach, provided that the right to terminate this Agreement by Company under this Section 8.1(d) shall not be available to Company where Company is at that time in breach of this Agreement; or

                           (v)      by Parent or Company if (i) any permanent
injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) if any required approval of the Company Shareholders shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held Meeting of Shareholders or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 8.1(e)(ii) shall not be available to Company where the failure to obtain Company Shareholder approval shall have been caused by the action or failure to act of Company and such action or failure to act constitutes a breach by Company of this Agreement).

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

                  (b) Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or Company or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 6.3 (Confidentiality), Section 6.13 (Expenses), Section 8.3 (Termination Fees), this Section 8.2 and Article X shall remain in full force and effect and survive any termination of this Agreement.

                  (c) Termination Fees.

                           (g) In the event that Parent shall terminate this
Agreement pursuant to Section 8.1(c), Company shall promptly reimburse Parent for all of the actual, documented, reasonable out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its outside advisors, outside accountants and outside legal counsel).

                           (h) In the event that Company shall terminate this
Agreement pursuant to Section 8.1(d), Parent shall promptly reimburse Company for all of the actual, documented, reasonable out-of-pocket costs and expenses incurred by in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its outside advisors, outside accountants and outside legal counsel).

                  (d) Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the Company Shareholders shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Company Capital Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Entity to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement, if such alteration or change would materially adversely affect the holders of Company Capital Stock.

                  (e) Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         9.

ESCROW AND INDEMNIFICATION

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

                  (a) Indemnification.

                           (i)      Subject to the limitations set forth in this
Article IX, the Company Shareholders shall indemnify and hold harmless Parent and its officers, directors, agents and employees, and each Person, if any, who controls or may control Parent within the meaning of the Securities Act (hereinafter referred to individually as a "Parent Indemnified Person" and collectively as "Parent Indemnified Persons") from and against any and all Damages (collectively, "Parent Damages") arising out of (i) any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Company or the Principal Shareholders in this Agreement, the Company Disclosure Schedules or any exhibit or schedule to this Agreement; (ii) any and all Taxes, other than such that have been taken into account for the purpose of determining the Closing Date Net Assets, which are imposed on Company in respect of its income, business, property or operations or for which Company may otherwise be liable (A) for any taxable period ending on or before the close of business on the Closing Date or, in the case of any taxable period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date (the "Pre-Closing Period"), (B) in respect of any taxable period beginning after the close of business on the Closing Date or, in the case of any tax period which includes, but does not begin, after the close of business on the Closing Date, the portion of such period beginning after the close of business on the Closing Date (the "Post-Closing Period"), attributable to events, transactions, sales, deposits, services or rentals occurring, received or performed in a Pre-Closing Period, (C) in respect of any Post-Closing Period, attributable to any change in accounting method employed by Company during any of its four previous taxable years, (D) in respect of any Post-Closing Period, attributable to any items of income or gain of a partnership reporting Company as a partner, to the extent such items are properly attributable to periods of the partnership ending on or before the Closing Date, and (E) attributable to any discharge of indebtedness that may result from any capital contributions by the Company Shareholders to Company of any intercompany indebtedness owed by Company to the Company Shareholders; (iii) any Dissenting Share Payments; (iv) any Parent's Shortfall as calculated by Section 1.7 above; and (v) any Transaction Fees in excess of each of the Transaction Fee Caps that has not otherwise been subtracted from the Initial Cash Consideration. It is the intent of the parties that all indemnification obligations of the Company Shareholders set forth in this Agreement shall apply without regard to whether or not (x) the Company Shareholders are negligent or otherwise at fault in any respect with regard to the existence or occurrence of any of the matters covered by any such indemnification obligation and (y) the Company Shareholders otherwise caused or created, or are claimed to have caused or created, the existence or occurrence of any of the matters covered by any such indemnification obligation, whether through their own acts or omissions or otherwise. The Escrow Fund shall be the sole and exclusive security for this indemnity obligation of the Company Shareholders subject to the limitations in this Agreement.

                           (ii)     Notwithstanding anything herein to the
contrary, nothing in this Agreement shall limit the liability (i) of Company or Parent for any breach of their respective representations, warranties or covenants if the Merger does not close, or (ii) of any Company Shareholder (or holder of Company Options) in connection with any breach by such Person of such Person's Affiliate Voting Agreement or the Holder Representation and Lock-Up Agreement. Additionally, notwithstanding anything herein to the contrary, the limitations of the

Company Shareholders provided in this Article IX shall not apply in the event of fraud in the making of any representation or warranty hereunder, or intentional or willful non-fulfillment or breach of any agreement or covenant in this Agreement.

                  (b) Limits on Indemnification. Notwithstanding the foregoing, the Company Shareholders and Principal Shareholders shall have no liability under Section 9.1(a) and Parent may not receive any shares or cash from the Escrow Fund unless and until an Officer's Certificate or Certificates for an aggregate amount of Parent Damages in excess of $75,000 (the "Damage Threshold") has been delivered to the Shareholders' Agent and to the Escrow Agent; provided, however, that after an Officer's Certificate or Certificates for an aggregate of $75,000 in Parent Damages has been delivered, Parent shall be entitled to receive Escrow Shares and Escrow Cash equal in value to the full amount of Parent Damages identified in such Officer's Certificate or Certificates; provided, further that the indemnification obligations of the Company Shareholders set forth in Section 9.1(a)(iii), (iv) and (v) above shall be deducted from the Escrow Fund without regard to the Damage Threshold in this
Section 9.2.

                  (c) Escrow Fund. As soon as practicable after the Effective Time, the Escrow Shares shall be registered in the name of, and the Escrow Shares and the Escrow Cash shall be deposited with the Escrow Agent; such deposit (together with interest and other income thereon) to constitute the "Escrow Fund" and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit I. The parties agree to treat for Tax purposes any interest earned with respect to the Escrow Cash as having been paid by Parent to Company Shareholders and immediately contributed by Company Shareholders to the Escrow Fund. The Escrow Fund shall be the sole and exclusive remedy available to compensate Parent pursuant to the indemnification obligations of the Company Shareholders.

                  (d) Payment for Parent Damages. Upon Parent's delivery of an Officer's Certificate identifying Parent Damages to the Escrow Agent, as provided in Section 9.6 below, and the determination that such amount is payable pursuant to this Article IX, Parent shall receive shares and cash from the Escrow Fund equal in value to the full amount of Parent Damages in the same proportion that such shares and cash were paid to the Company Shareholders at the Closing; provided, however, that in no event shall Parent receive more than the number of shares of Parent Common Stock and cash originally placed in the Escrow Fund. In determining the amount of any Parent Damages attributable to a breach, any materiality standard contained in a representation, warranty or covenant shall be disregarded.

                  (e) Escrow Period. The Escrow Period shall terminate for all matters on the one (1) year anniversary of the Effective Time; provided, that a portion of the Escrow Shares and Escrow Cash, which is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to the termination of the Escrow Period with respect to facts and circumstances existing prior to the expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved.

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

                  (f) Claims upon Escrow Fund.

                           (i)      Upon receipt by the Escrow Agent on or
before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer's Certificate") stating, that Parent Damages exist and specifying in reasonable detail the individual items of such Parent Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Section 9.7 and 9.8 below, deliver to Parent out of the Escrow Fund, as promptly as practicable, Parent Common Stock and cash held in the Escrow Fund having a value equal to such Parent Damages.

                           (ii)     For the purpose of compensating Parent for
its Parent Damages pursuant to this Agreement, the Parent Common Stock in the Escrow Fund shall be valued at the price per share equal to the average of the closing prices for a share of Parent Common Stock as quoted on the Nasdaq Stock Market for the ten (10) trading days immediately preceding and ending on the trading day that is one (1) trading day prior to the date the claim is resolved (the "Escrow Stock Price").

                           (iii)    If the value to be distributed to Parent
with respect to each Company Shareholder is not evenly divisible by the Escrow Stock Price, the number of Escrow Shares to be delivered to Parent will be rounded down to the next highest number of shares. The fractional interests remaining will be aggregated with future claims against the Escrow Fund, and will be delivered to Parent when any fractional shares in the aggregate are equal to a whole number of shares. Upon the release of the Escrow Fund, Parent shall monetize any remaining fractional interests in exchange for a pro rata payment of the Escrow Stock Price, to be paid as provided with respect to fractional shares in the manner set for in Section 1.6.

                  (g) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Shareholders' Agent (defined in Section
9.9 below) and for a period of forty-five (45) days after such delivery to the Escrow Agent of such Officer's Certificate, the Escrow Agent shall make no delivery of Parent Common Stock or other property pursuant to Section 9.6 hereof unless the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery. After the expiration of such forty-five (45) day period, the Escrow Agent shall make delivery of the Parent Common Stock and cash in the Escrow Fund in accordance with Section 9.6 hereof, provided that no such payment or delivery may be made if the Shareholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Parent prior to the expiration of such forty-five (45) day period.

                  (h) Resolution of Conflicts; Arbitration.

                           (i)      In case the Shareholders' Agent shall so
object in writing to any claim or claims by Parent made in any Officer's Certificate, Parent shall have forty-five (45) days after receipt by the Escrow Agent of an objection by the Shareholders' Agent to respond in a written statement to the objection of the Shareholders' Agent. If after such forty-five
(45) day
period there remains a dispute as to any claims, the Shareholders' Agent and a representative of Parent shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Parent Common Stock and cash or other property from the Escrow Fund in accordance with the terms thereof.

                           (ii)     If no such agreement can be reached after
good faith negotiation, either Parent or the Shareholders' Agent may, by written notice to the other, demand arbitration of the matter pursuant to Section 10.9 hereto, unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration. In the event the arbitrators appointed hereunder have not rendered a decision within forty-five
(45) days after the conclusion of hearings, either party may have the matter determined by equitable proceedings or an action for declaratory relief in any court of competent jurisdiction. Notwithstanding anything to the contrary contained herein, the arbitrators shall apply and follow all applicable Legal Requirements in making his or her decision. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 9.7 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

                           (iii)    Judgment upon any award rendered by the
arbitrators may be entered in any court having jurisdiction. For purposes of this Section 9.8(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party, unless the arbitrators award Parent more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the Company Shareholders for whom shares of Company Common Stock otherwise issuable to them have been deposited in the Escrow Fund shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration. If the Company Shareholders are deemed to be the Non-Prevailing Party, such expenses and fees shall be paid from the Escrow Fund.

                  (i) Shareholders' Agent.

                           (i)      Herbert Chang shall be constituted and
appointed as agent ("Shareholders' Agent") for and on behalf of the Company Shareholders to give and receive notices and communications, to authorize delivery to Parent of the Parent Common Stock or other property from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders'

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

Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days' prior written notice to Parent. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for his services. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the Company Shareholders.

                           (ii)     The Shareholders' Agent shall not be liable
for any act done or omitted hereunder as Shareholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Shareholders shall severally indemnify the Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

                           (iii)    The Shareholders' Agent shall have
reasonable access to information about Company and the reasonable assistance of Company's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Shareholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

                           (iv)     Herbert Chang hereby agrees to act as the
Shareholders' Agent pursuant to the terms hereof.

                  (j) Actions of the Shareholders' Agent. A decision, act, consent or instruction of the Shareholders' Agent shall constitute a decision of all Company Shareholders for whom shares of Parent Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Company Shareholder, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such Company Shareholder. To the extent that either the Escrow Agent or Parent acts in accordance with a decision, act, consent or instruction of the Shareholders' Agent, Escrow Agent and Parent are hereby relieved from any liability with respect to such act, to any Person, including the Company Shareholders.

                  (k) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall promptly notify the Shareholders' Agent of such claim, and the Shareholders' Agent and the Company Shareholders for whom shares of Parent Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right, in its sole discretion, to settle any such claim; provided, however, that Parent may not effect the settlement of any such claim without the consent of the Shareholders' Agent, which consent shall not be unreasonably withheld. In the event that the Shareholders' Agent has consented to any such settlement, the Shareholders' Agent shall have no power or authority to object under Section 9.7 or any other provision of this

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

Article IX to the amount of any claim by Parent against the Escrow Fund for indemnity with respect to such settlement.

                  (l) Voting Rights and Cash Distributions With Respect to Escrow Shares. The Company Shareholders shall retain full voting power over all Escrow Shares. Any cash dividends, dividends payable in securities or other distributions of any kind (but excluding any shares of Parent capital stock received upon a stock split or stock dividend), shall be promptly distributed by the Escrow Agent to the beneficial holder of the Escrow Shares to which such distribution relates, by check mailed via first class mail, to the Company Shareholders at their addresses, and in the percentage interests set forth in the Escrow Agreement. Any shares of Parent Common Stock received by the Escrow Agent upon a stock split made in respect of any securities in the Escrow Fund shall be added to the Escrow Fund and become a part thereof. The provisions of
Article IX shall be adjusted to appropriately reflect any stock split or reverse stock split.

         10.

GENERAL PROVISIONS

                  (a) Non-Survival at Effective Time. The representations and warranties set forth in Article II and III will survive until the first anniversary of the Closing. The representations and warranties set forth in
Article IV will survive until the Effective Time. The agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 6.3 (Confidentiality), 6.6 (Affiliate Voting Agreement and Proxies; Holder Representation Agreement), 6.10 (Termination of Employee Plans), 6.12 (Form S-8), 6.13 (Expenses) 6.21 (Further Assurances),
6.26 (Transfer Restrictions), 8.3 (Termination Fees), 8.4 (Amendment), Article IX and this Article X shall survive the Effective Date and the Closing.

                  (b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           (i)      if to Parent, to:

                                    PLX Technology, Inc.
                                    870 Maude Avenue
                                    Sunnyvale, CA  94085
                                    Attention:       Michael J. Salameh
                                    Facsimile No.:   (408) 328-3598
                                    Telephone No.:(408) 774-9060

                                    with a copy to:

                                    Morrison & Foerster LLP

                                    755 Page Mill Road
                                    Palo Alto, CA  94304-1018
                                    Attention:  Stephen J. Schrader, Esq.
                                    Facsimile No.: (650) 494-0792
                                    Telephone No.: (650) 813-5642

                           (ii) if to Company or the Shareholders' Agent, to:

                                    Herbert Chang
                                    c/o Carmen C. Chang
                                    Wilson Sonsini Goodrich & Rosati
                                    650 Page Mill Road
                                    Palo Alto, CA 94304
                                    Facsimile No.:  (650) 493-6811
                                    Telephone No.:  (650) 493-9300

                                    with a copy to:

                                    Wilson Sonsini Goodrich & Rosati
                                    650 Page Mill Road
                                    Palo Alto, CA 94304
                                    Attn:  Carmen C. Chang
                                    Facsimile No.:  (650) 493-6811
                                    Telephone No.:  (650) 493-9300

                  (c) Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the Execution Date. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (d) Counterparts; Facsimile Delivery. This Agreement may be executed in one or more counterparts and delivered by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  (e) Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms, (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as set forth in Sections 1.6, 1.7, 1.8, 1.9, 6.9 and 6.10 shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

                  (f) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

                  (g) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

                  (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of California without reference to such state's principles of conflicts of law, except with respect to the Merger and its effects which shall be governed by the laws of Delaware and California.

                  (i) Dispute Resolution.

                           (i)      Other than as set forth elsewhere in this
Agreement, any dispute, controversy or claim between the parties relating to, or arising out of or in connection with, this Agreement (or any subsequent agreements or amendments thereto), including as to its existence, enforceability, validity, interpretation, performance, breach or damages, including claims in tort, whether arising before or after the termination of this Agreement, shall be settled only by binding arbitration pursuant to the administered by and in accordance with the then-existing Rules of Practice and Procedure of JAMS/Endispute (the "Rules"), subject to the following:

                                    (A) The arbitration shall take place in
Sunnyvale, California.

                                    (B) There shall be three arbitrators, who
shall be selected under the normal procedures prescribed in the Rules, except that one such arbitrator shall be a certified public accountant and one (1) such arbitrator (who shall chair the arbitration panel) shall be a member of the American Board of Trial Advocates or the American College of Trial Lawyers.

                                    (C) Subject to legal privileges, each party
shall be entitled to discovery in accordance with the Federal Rules of Civil Procedure.

                                    (D) At the arbitration hearing, each party
may make written and oral presentations to the arbitrator, present testimony and written evidence and examine witnesses.

                                    (E) The arbitrators' decision shall be in
writing, shall be binding and final and may be entered and enforced in any court of competent jurisdiction.

                                    (F) No party shall be eligible to receive,
and the arbitrators shall not have the authority to award, exemplary or punitive damages.

                                    (G) Each party to the arbitration shall pay
one-half of the fees and expenses of the arbitrators and the American Arbitration Association.

                                    (H) The arbitrators shall not have the power
to amend this Agreement.

                           (ii)     Notwithstanding the foregoing, the parties
agree that the dispute resolution provisions of this Section 10.9 shall not apply to the following agreements, each of which shall be subject to the dispute resolution procedures, if any, set forth in each such agreement: Affiliate Voting Agreement, Confidentiality Agreement, Holder Representation and Lock-Up Agreement, Employment and Noncompetition Agreement, Noncompetition Agreements, and Registration Rights Agreement.

                  (j) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or Rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                            [Signature page follows]

         IN WITNESS WHEREOF, Parent, Merger Sub, Company, and Shareholders' Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                           PARENT

                                           PLX Technology, Inc.

                                           By:  /s/ Michael Salameh
                                                --------------------------------
                                           Name: Michael Salameh
                                           Title: President

                                           COMPANY

                                           HiNT Corporation

                                           By:  /s/ Alex Wong
                                                --------------------------------
                                           Name: Alex Wong
                                           Title: President

                                           MERGER SUB

                                           HT Acquisition Sub, LLC

                                           By:  /s/ Michael Salameh
                                                --------------------------------
                                           Name: Michael Salameh
                                           Title: Manager

                                           SHAREHOLDERS' AGENT

                                           /s/ Herbert Chang
                                           -------------------------------------
                                           Herbert Chang

            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                                   APPENDIX 1

                          INDEX OF CERTAIN DEFINITIONS

         For the purposes of this Agreement (including this Appendix 1):

         "280G Consent" shall have the meaning specified in Section 6.24(a)(iii)(C).

         "280G Payments" shall have the meaning specified in Section 6.24(a)(iii)(C).

         "Accounting Statement" shall have the meaning specified in Section 1.7(a).

         "Acquisition Transaction" shall mean any transaction involving: (a) the sale or other disposition of all or any portion of Company's business or assets (other than in the ordinary course of business); (b) the issuance, sale or other disposition, by Company or any stockholder of Company, of (i) any capital stock of Company (beneficially or of record), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock of Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock of Company; (c) any acquisition, merger, consolidation, business combination, share exchange or similar transaction, or any other acquisition involving Company; or (d) any dissolution of Company.

         "Affiliate Voting Agreement" shall have the meaning specified in
Section 2.22.

         "Agreement" shall mean the Agreement and Plan of Reorganization to which this Appendix 1 is attached (including the Company Disclosure Schedule and all other Schedules and Exhibits thereto), as may be amended by the parties from time to time.

         "Agreement of Merger" shall have the meaning specified in Section 1.2.

         "Antitrust Laws" shall mean the HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Legal Requirements or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

         "Audited Closing Balance Sheet" shall have the meaning set forth in
Section 1.7(b).

         "Audited Closing Balance Sheet Dispute Notice" shall have the meaning set forth in Section 1.7(c).

         "Auditor Fee Cap" shall have the meaning set forth in Section 6.13.

         "Auditor Fees" shall have the meaning set forth in Section 6.13.

         "Banker Fee Cap" shall have the meaning set forth in Section 6.13.

         "Banker Fees" shall have the meaning set forth in Section 6.13.

         "Business Sale" shall have the meaning set forth in Section 1.8(b).

         "Cash Exchange Ratio" shall mean a number equal to the quotient obtained by dividing (a) the Total Initial Cash Consideration less the Cash Liquidation Preference by (b) the Total Outstanding Shares on a Fully Diluted Basis.

         "Cash Liquidation Preference" shall mean the product obtained by multiplying the (a) the Liquidation Preference by (b) the quotient obtained by dividing (i) the Total Initial Cash Consideration by (ii) the Total Consideration.

         "Certificate of Merger" shall have the meaning specified in Section
1.2.

         "Certificates" shall have the meaning specified in Section 1.9(c)(i).

         "Change-in-Control of PLX" shall mean (A) the acquisition of PLX by another entity or any transaction or series of related transactions in which the PLX's stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions (by virtue of securities issued in such transaction or series of related transactions) fail to hold at least 50% of the voting power of the resulting or surviving corporation following such transaction or series of related transactions; or (B) a sale of all or substantially all of the assets of PLX.

         "CGCL" shall mean the California General Corporations Law, as amended.

         "Closing" shall have the meaning specified in Section 1.2.

         "Closing Date" shall have the meaning specified in Section 1.2.

         "Closing Date Net Assets" shall have the meaning specified in 1.7(a).

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Company" shall mean HiNT Corporation, a California corporation.

         "Company Balance Sheet Date" shall have the meaning specified in
Section 2.5.

         "Company Capital Stock" shall mean all outstanding shares of Company Common Stock, Company Preferred Stock and all outstanding shares of any other capital stock of Company.

         "Company Common Stock" shall mean shares of the common stock of Company, no par value.

         "Company Disclosure Schedule" shall have the meaning specified in the preamble to Article II.

         "Company Employee Plans" shall have the meaning specified in Section 2.14(a).

         "Company Financial Statements" shall have the meaning specified in
Section 2.4.

         "Company 401(k) Plan" shall have the meaning specified in Section 6.10(b).

         "Company Interim Balance Sheet" shall have the meaning specified in
Section 2.4.

         "Company Material Adverse Effect" shall mean any change, event or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Company or any material adverse effect on Company's ability to comply with or perform any covenant or obligation under this Agreement and the other Transaction Agreements; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting the industries as a whole in which Company participates, the U.S. economy as a whole or the foreign economies as a whole in any locations where Company has material operations or sales, including, without limitation, economic downturns, health epidemics and the commencement or escalation of hostilities; or (b) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to the public announcement of, pendency or consummation of the transactions contemplated hereby or compliance with the terms of, or the taking of any action required by, this Agreement.

         "Company Options" " shall mean all issued and outstanding options (including commitments to grant options, but excluding Company Warrants) to purchase or otherwise acquire Company Stock (whether or not vested) held by any person or entity.

         "Company Products" shall mean (a) the products that the Company currently manufactures, markets, sells or licenses, (b) such other products that are currently in development, and (c) subsequent versions (including any upgrades or updates) of the products covered by the foregoing clauses (a) and
(c).

         "Company Preferred Stock" shall mean the shares of the Series A preferred stock of Company, no par value.

         "Company Shareholder" shall mean all holders or owners (beneficial or otherwise) of Company Capital Stock as of the Closing Date.

         "Company Stock Option Plan" shall have the meaning specified in Section 1.6(c).

         "Company Warrants" shall mean any issued and outstanding warrants to purchase Company Stock that are not exercised or cancelled prior to the Effective Time.

         "Confidential Information" shall have the meaning specified in Section 2.11(g)

         "Confidentiality Agreement" shall have the meaning specified in Section 6.3.

         "Contract" shall mean, with respect to any Person, any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance, obligation, promise or undertaking of any nature to which such Person is a party or by which its properties or assets maybe bound or affected or under which it or its business, properties or assets receive benefits.

         "Contracts Requiring Novation or Consent to Change of Control" shall have the meaning specified in Section 2.30.

         "Damage Threshold" shall have the meaning specified in Section 9.2.

         "Damages" shall mean the amount of any loss, damage, injury, decline in value, Liability, claim, fee (including any legal fee, expert fee, accounting fee or advisory fee), demand, settlement, judgment, award, fine, penalty, Tax, charge, cost (including any cost of investigation) or expense of any nature whatsoever.

         "Delaware Law" shall mean the Delaware General Corporation Law, as amended and the Delaware Limited Liability Company Act, as amended.

         "Disclosure Schedule Update" shall have the meaning specified in
Section 6.2(d).

         "Dissenting Share Payments" shall have the meaning specified in Section 1.6(f).

         "Dissenting Shares" shall have the meaning specified in Section 1.6(f).

         "Dissenting Shareholder" shall have the meaning specified in Section 1.6(f).

         "Earn-Out Cash" shall have the meaning specified in Section 1.8(c).

         "Earn-Out Cash Exchange Ratio" shall mean a number equal to the quotient obtained by dividing (a) the Earn-Out Cash by (b) the Total Outstanding Shares.

         "Earn-Out Payment" shall have the meaning specified in Section 1.8(a).

         "Earn-Out Payment Disagreement Notice" shall have the meaning specified in Section 1.8(c).

         "Earn-Out Period" shall have the meaning specified in Section 1.8(a).

         "Earn-Out Report" shall have the meaning specified in Section 1.8(c).

         "Earn-Out Share Exchange Ratio" shall mean a number equal to the quotient obtained by dividing (a) the Earn-Out Shares by (b) the Total Outstanding Shares.

         "Earn-Out Shares" shall have the meaning specified in Section 1.8(c).

         "Effective Time" shall have the meaning specified in Section 1.2.

         "Employee Benefit Plan" shall have the meaning specified in Section 3(3) of ERISA.

         "Employment Agreement and Noncompetition Agreement" shall have the meaning specified in Section 6.9(b).

         "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, licensee, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

         "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

         "Environmental and Safety Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agent" shall mean US Bank Trust, National Association (or another institution selected by Parent with the reasonable consent of Company) and its successors and assigns.

         "Escrow Agreement" shall have the meaning specified in Section 6.11.

         "Escrow Cash" shall have the meaning specified in Section 1.9(c)(iii).

         "Escrow Shares" shall have the meaning specified in Section
1.9(c)(iii).

         "Escrow Stock Price" shall have the meaning specified in Section
9.6(b).

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" shall have the meaning specified in Section 1.9(a).

         "Exchange Ratio Spreadsheet" shall have the meaning specified in
Section 6.27.

         "Execution Date" shall have the meaning specified in the first paragraph of the Agreement.

         "Facilities" shall mean all buildings and improvements on the Property.

         "Final Resolution Date" shall have the meaning specified in Section 1.7(b).

         "GAAP" shall mean United States generally accepted accounting principals, consistently applied.

         "Governmental Authorization" shall mean any: permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or right under any Contract with any Governmental Body.

         "Governmental Body" shall mean any: nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; federal, state, local, municipal, foreign or other government; governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); multinational organization or body; or individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

         "Hazardous Materials" shall be broadly construed to mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws, but excluding office and janitorial supplies properly maintained.

         "Holder Representation and Lock-Up Agreement" shall have the meaning specified in Section 6.6(b).

         "HSR" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Independent Accounting Firm" shall have the meaning specified in
Section 1.7(c).

         "Intellectual Property" shall mean any U.S. or foreign patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, domain name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered and whether or not relating to a published work), copyright registration application, maskwork, maskwork registration application, trade secret, know how, rights in data or databases, invention, or other proprietary right, all licenses, sublicenses and agreements related to the foregoing, and any other intellectual property right or intangible asset.

         "Irrevocable Proxies" shall have the meaning specified in Section 2.22.

         "Key Shareholders " shall have the meaning specified in Section 6.9(b).

         "Knowledge" An individual shall be deemed to have "Knowledge" of a particular fact or other matter if:

         (a) such individual is actually aware of such fact or other matter; or

         (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

         A corporation shall be deemed to have "Knowledge" of a particular fact or matter only if a director, officer or key employee of such corporation has or had Knowledge of such fact or matter.

         "Leased Premises" shall have the meaning specified in Section 2.31(b).

         "Leases" shall have the meaning specified in Section 2.31(b).

         "Legal Fee Cap" shall have the meaning specified in Section 6.13.

         "Legal Fees" shall have the meaning specified in Section 6.13.

         "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, Order, requirement, specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body or any arbitrator or arbitration panel.

         "Liability" shall mean any debt, obligation, duty or liability of any nature including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

         "Liquidation Preference" shall mean a number equal to the product obtained by multiplying (x) the Total Outstanding Preferred Shares by (y) the per share price of the liquidation preference of the Company Preferred Stock as set forth in the Company's Articles of Incorporation immediately prior to the Effective Time.

         "Material" (with respect to any Person) shall mean any event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, prospects, operations or results of operations of such Person which could reasonably be deemed to be material to such Person either taken alone or in combination with other such events, changes, conditions or effects.

         "Material Contracts" shall have the meaning specified in Section 2.28.

         "Member of the Controlled Group" shall mean each trade or business, whether or not incorporated, that would be treated as a single employer with Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

         "Merger" shall have the meaning specified in Recital A.

         "Merger Sub" shall mean HT Acquisition Sub, LLC, a newly formed Delaware limited liability company and wholly-owned subsidiary of Parent.

         "Miscellaneous Fee Cap" shall have the meaning specified in Section
6.13.

         "Miscellaneous Fees" shall have the meaning specified in Section 6.13.

         "Multiemployer Plan" shall mean a plan described in Section 3(37) of ERISA.

         "Named Shareholders" shall have the meaning specified in Section 2.22.

         "Net Product Revenues" shall mean the revenue recognized by Parent (on a consolidated basis) for the sale or license of Company Products, net of discounts, returns, accounts receivables write-offs and reasonable reserves, as calculated on a basis consistent with Parent's accounting policies as described in its most recent Parent SEC Documents and GAAP.

         "Noncompetition Agreement" shall have the meaning specified in Section 6.9(b).

         "Offering Circular" shall have the meaning specified in Section 6.24(a)(ii).

         "Officer's Certificate" shall have the meaning specified in Section 9.6(a).

         "Order" shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body that is entered into in connection with any Proceeding.

         "ordinary course of business" shall mean, with respect to any reference in the Agreement to a Person conducting its business or other affairs or taking any action, that such conduct or action taken by or on behalf of such Person shall not be deemed to have been taken in the "ordinary course of business" unless such action is such action is recurring in nature, consistent (in amount and otherwise) with the Person's past practices and taken in the Person's normal day to day operations; and such action is not required to be authorized by the Person's securityholders, the Person's board of directors or any committee of the Person's board of directors and does not require any other separate or special authorization of any nature.

         "Parent" shall mean PLX Technology, Inc., a Delaware corporation.

         "Parent Common Stock" shall mean shares of the common stock of Parent, $0.001 par value.

         "Parent Damages" shall have the meaning specified in Section 9.1(a).

         "Parent Financial Statements" shall have the meaning specified in
Section 4.4.

         "Parent Indemnified Person" and "Parent Indemnified Persons" shall have the meanings specified in Section 9.1(a).

         "Parent Material Adverse Effect" shall mean any change, event or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Parent and its subsidiaries, taken as a whole or any material adverse effect on Parent's ability to comply with or perform any covenant or obligation under this Agreement and the other

Transaction Agreements, or have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (a) any change in the market price or trading volume of Parent's stock after the date hereof; (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting the industries as a whole in which Parent participates, the U.S. economy as a whole or the foreign economies as a whole in any locations where Parent has material operations or sales, including, without limitation, economic downturns, health epidemics and the commencement or escalation of hostilities; or (c) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to the public announcement of, pendency or consummation of the transactions contemplated hereby or compliance with the terms of, or the taking of any action required by, this Agreement.

         "Parent Option" shall have the meaning specified in Section 6.8(a).

         "Parent SEC Documents" shall have the meaning specified in Section 4.4.

         "Parent Stock Option Plan" shall mean the 1999 Stock Option Plan.

         "Parent Stock Price" shall mean $2.714.

         "Parent Warrant" shall have the meaning specified in Section 6.8(c).

         "Parent's Accountant" shall have the meaning specified in Section
1.7(b).

         "Parent's Shortfall" shall have the meaning specified in Section
1.7(d).

         "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

         "Performance Pool" shall have the meaning specified in Section 6.29.

         "Permitted Liens" shall mean a lien for current taxes and assessments not delinquent and minor Encumbrances that have arisen in the ordinary course of business that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

         "Person" shall mean any individual, Entity or Governmental Body.

         "Pool Participants" shall have the meaning specified in Section 6.29.

         "Pre-Closing Bonuses" shall have the meaning specified in Section
5.2(o).

         "Pre-Closing Period" shall have the meaning specified in Section
9.1(a).

         "Post-Closing Period" shall have the meaning specified in Section
9.1(a).

         "Preferred Cash Exchange Ratio" shall mean a number equal to the quotient obtained by dividing (a) the Cash Liquidation Preference by (b) the Total Outstanding Preferred Shares.

         "Preferred Share Exchange Ratio" shall mean a number equal to the quotient obtained by dividing (a) the quotient obtained by dividing (i) the Share Liquidation Preference by (ii) the Parent Stock Price, by (b) the Total Outstanding Preferred Shares.

         "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

         "Property" shall mean all real property leased or owned by Company currently, including the Leased Premises.

         "Registration Rights Agreement" shall have the meaning specified in
Section 6.25.

         "Repurchase Options" shall have the meaning specified in Section
6.8(b).

         "Restricted Stock" shall have the meaning specified in Section 1.6(a)(ii).

         "Retention Bonus" shall have the meaning specified in Section 6.9(d).

         "Rule 506 Documents" shall have the meaning specified in Section 6.24(a)(ii).

         "Rule 506 Information Statement" shall have the meaning specified in
Section 6.24(a)(ii).

         "Rules" shall have the meaning specified in Section 10.9(a).

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Share Exchange Ratio" shall mean a number equal to the quotient obtained by dividing (a) the Total Initial Share Consideration less the product obtained by multiplying (i) the Preferred Share Exchange Ratio by (ii) Total Outstanding Preferred Shares by (b) the Total Outstanding Shares on a Fully Diluted Basis.

         "Share Liquidation Preference" shall mean the product obtained by multiplying the (a) the Liquidation Preference by (b) the quotient obtained by dividing (i) the Total Value of Initial Share Consideration by (ii) the Total Consideration.

         "Shareholder Earn-Out" shall have the meaning specified in Section 1.8(c).

         "Shareholders' Accountant" shall have the meaning specified in Section 1.7(c).

         "Shareholders' Agent" shall have the meaning specified in Section 9.9.

         "Surviving Entity" shall have the meaning specified in Section 1.1.

         "Takeover Proposal" means any offer or proposal for, or any indication of interest in (whether written or oral), a merger or other business combination involving Company or any of its subsidiaries or the acquisition of any significant equity interest (10%) in, or a significant portion of the assets (10% or more on a consolidated basis) of, Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

         "Takeover Statute" shall mean any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute under Delaware Law or otherwise applicable to Company.

         "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax sharing agreement or similar Contract.

         "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "Third Party Intellectual Property Rights" shall have the meaning specified in Section 2.11(b).

         "Total Consideration" shall mean the sum of the Total Value of Initial Share Consideration and the Total Initial Cash Consideration.

         "Total Initial Cash Consideration" shall mean $3,700,000 as adjusted by
Section 1.7 hereof.

         "Total Initial Share Consideration" shall mean the quotient obtained by dividing the Total Value of Initial Share Consideration by the Parent Stock Price.

         "Total Outstanding Preferred Shares" shall mean the aggregate number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time, assuming conversion and exercise of all securities convertible or exercisable into Company Preferred Stock.

         "Total Outstanding Shares" shall mean the aggregate number of shares of Company Capital Stock outstanding immediately prior to the Effective Time.

         "Total Outstanding Shares on a Fully Diluted Basis" shall mean the aggregate number of shares of Company Capital Stock outstanding immediately prior to the Effective Time, assuming exercise or conversion of all Company Options and Company Warrants.

         "Total Value of Initial Share Consideration" shall mean the sum of (a) $8,100,000, (b) the aggregate sum of the products obtained by multiplying the number of shares subject to each Company Warrant outstanding immediately prior to the Effective Time by the exercise price of each such Company Warrant, and
(c) the aggregate sum of the products obtained by multiplying the number of shares subject to each Company Stock Option outstanding immediately prior to the Effective Time by the exercise price of each such Company Stock Option

         "Transaction Agreements" shall mean (a) the Agreement, (b) the Agreement of Merger, (c) the Certificate of Merger, (d) the Affiliate Voting Agreements, (e) the Holder Representation and Lock-Up Agreements, (f) the Escrow Agreement, (g) the Employment and Noncompetition Agreement and (h) the Noncompetition Agreements.

         "Transaction Fee Cap" shall have the meaning specified in Section 6.13.

         "Transaction Fee Certificate" shall have the meaning specified in
Section 6.13.

         "Transaction Fees" shall have the meaning specified in Section 6.13.

         "Transactions" shall mean (a) the execution and delivery of each party's respective Transaction Agreements, and (b) all of the transactions contemplated by the respective Transaction Agreements, including the Merger and the performance by Company and Parent and the other parties to the Transaction Agreements of their respective obligations under the Transaction Agreements.